UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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MASCO CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Masco Corporation 21001 Van Born Road Taylor, Michigan 48180 313-274-7400 www.masco.com

April 2, 2013

Dear Stockholder:

You are cordially invited to attend Masco Corporation’s Annual Meeting of Stockholders on Tuesday, May 7, 2013 at 10:00 A.M. at our corporate office in Taylor, Michigan.

The following pages contain information regarding the meeting schedule and the matters proposed for your consideration and vote. Following our formal meeting, we expect to provide a review of our operations and respond to your questions.

Our Annual Meeting agenda again includes an advisory “say-on-pay” vote to approve the compensation paid to our named executive officers. We are pleased that our say-on-pay proposal received strong support last year. We believe our continued focus on our executive compensation programs and practices and our outreach to our largest stockholders have further strengthened these programs and practices. Our agenda also includes a proposal to amend our Certificate of Incorporation to declassify our Board of Directors. After considering the factors for and against declassification, our Board believes that permitting stockholders to vote on declassification is consistent with our stockholders’ expectations and our ongoing commitment to corporate governance best practices. We urge you to carefully consider the information in the proxy statement regarding these and the other proposals to be presented at our Annual Meeting.

Your vote on the proposals presented in the accompanying notice and proxy statement is important, regardless of whether or not you are able to attend the Annual Meeting. Voting instructions can be found on the enclosed proxy card. Please submit your vote today by internet, telephone or mail.

On behalf of our entire Board of Directors, we thank you for your continued support of Masco Corporation and look forward to seeing you on May 7.

Sincerely,

Verne G. Istock Chairman of the Board

Timothy Wadhams
President and Chief Executive Officer

MASCO CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	May 7, 2013
Time:	10:00 A.M. Eastern Time
Place:	Masco Corporation
21001 Van Born Road
Taylor, Michigan 48180

The purposes of the Annual Meeting are:

1.	To elect three Class I directors;

2.	To consider and act upon a proposal to approve the compensation paid to our named executive officers;

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for 2013;

4.	To consider a management proposal to amend our Certificate of Incorporation and Bylaws to declassify our Board of Directors;

5.	To consider a management proposal to approve the performance metrics for performance-based compensation intended to qualify under Internal Revenue Code Section 162(m); and

6.	To transact such other business as may properly come before the meeting.

The Company recommends that you vote as follows:

•	FOR each director nominee;

•	FOR the approval of executive compensation;

•	FOR the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors;

•	FOR the declassification of the Board of Directors; and

•	FOR the approval of the performance metrics for performance-based compensation intended to qualify under Internal Revenue Code Section 162(m).

Stockholders of record at the close of business on March 15, 2013 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting by internet or by telephone, or by completing, signing, dating and returning your proxy card in the enclosed postage prepaid envelope. Instructions for each of these methods and the control number that you will need are provided on the proxy card. You may withdraw your proxy before it is exercised by following the directions in the proxy statement. Alternatively, you may vote in person at the meeting. Directions to our corporate office where the meeting will be held are on the back cover of the proxy statement.

By Order of the Board of Directors,

Gregory D. Wittrock Secretary

April 2, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2013.

THIS PROXY STATEMENT AND THE MASCO CORPORATION 2012 ANNUAL REPORT

TO STOCKHOLDERS ARE AVAILABLE AT:

http://www.ezodproxy.com/masco/2013

2013 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting.

Meeting Information

Date:	May 7, 2013	Record Date:	March 15, 2013
Time:	10:00 A.M. Eastern Time	Shares Outstanding
Place:	Masco Corporation	as of the Record Date:	356,824,468
	21001 Van Born Road
	Taylor, Michigan 48180

Voting Matters

	Proposals	Board Recommendation	Vote Required

Proposal 1:	Election of Class I Directors	FOR EACH NOMINEE	Majority of Votes Cast

Proposal 2:	Advisory Vote to Approve the Compensation Paid to Named Executive Officers	FOR	Majority of Votes Cast

Proposal 3:	Ratification of the Selection of Independent Auditors	FOR	Majority of Votes Cast

Proposal 4:	Management Proposal to Amend our Certificate of Incorporation and Bylaws to Declassify our Board of Directors	FOR	80% of Outstanding Shares

Proposal 5:	Management Proposal to Approve the Performance Metrics for Performance-Based Compensation Intended to Qualify Under Internal Revenue Code Section 162(m)	FOR	Majority of Votes Cast

Director Nominees

The following individuals are director nominees for Class I, with a term expiring at the Annual Meeting in 2016.

				Committees
Name	Position	Director Since	Independent	Audit	Org. & Comp.	Corp. Gov. & Nom.

Dennis W. Archer	Chairman & CEO, Dennis W. Archer PLLC; Chairman Emeritus, Dickinson Wright PLLC	2004	X	X		X

Donald R. Parfet	Managing Director, Apjohn Group, LLC; General Partner, Apjohn Ventures Fund, Limited Partnership	2012	X	X

Lisa A. Payne	Vice Chairman & CFO, Taubman Centers, Inc.	2006	X	X	X	X

2012 Executive Compensation

We are committed to maintaining executive compensation programs that promote the long-term interests of our stockholders by attracting and retaining talented executives and motivating them to achieve our business objectives and to create long-term value for our stockholders. At our 2012 Annual Meeting, approximately 95% of the votes cast on our say-on-pay proposal approved the compensation paid to our executive officers. We believe that the strong approval last year resulted from the changes adopted by the Organization and Compensation Committee after reviewing our compensation programs and considering feedback from our largest stockholders. These changes included:

•	Significantly reducing our executive officers’ stock option opportunity and introducing a new Long Term Cash Incentive Program based on return on invested capital performance over a three-year period;

•	Changing the mix of long-term incentives to give approximately equal weight to performance-based restricted stock, stock options, and our new Long Term Cash Incentive Program;

•	Eliminating the excise tax gross-up feature on all equity grants beginning in 2012;

•	Increasing our CEO’s stock ownership requirement to six times base salary; and

•	Adopting double-trigger vesting of equity on a change in control.

In 2012, the Organization and Compensation Committee continued to review our compensation programs and practices to ensure alignment of our Company’s best interests and the objectives for our compensation programs. We communicated last fall with our largest stockholders on a broad range of executive compensation and governance topics. Taking this feedback and current best practices into consideration, the Organization and Compensation Committee has strengthened our clawback policy.

Our performance in 2012 improved compared to 2011. Consistent with our commitment to pay-for-performance, the compensation we paid to our executive officers increased, as our executive officers earned restricted stock awards and cash bonuses based on our achievement of our 2012 earnings per share and cash flow performance metrics. Our 2012 results and the incentive compensation paid to our executive officers are described in our Compensation Discussion and Analysis under “Summary of Compensation Decisions for 2012.”

Amendments to Certificate of Incorporation

Our Board of Directors is currently divided into three classes, the members of which are elected by our stockholders for three year terms. At our 2012 Annual Meeting, the holders of a majority of our outstanding shares of common stock voted in favor of a non-binding stockholder proposal for our Board to take the necessary steps to declassify our Board. Our Board and our Corporate Governance and Nominating Committee have carefully considered the broad shareholder support for declassification, as well as arguments in favor of declassification and in favor of keeping a classified board.

After considering the factors for and against declassification, our Board believes that permitting stockholders to vote on the declassification proposal included as Proposal 4 in this proxy statement is consistent with our stockholders’ expectations and our ongoing commitment to corporate governance best practices. If the proposed amendments to our Certificate of Incorporation and Bylaws are adopted, beginning in 2014, directors whose terms expire will stand for election for one-year terms, as further described in Proposal 4.

Performance Metrics for Performance-Based Compensation

We are seeking stockholder approval of the performance metrics listed in Proposal 5 for performance-based compensation paid or granted under our 2005 Long Term Stock Incentive Plan (the “2005 Plan”) and intended to qualify under Internal Revenue Code Section 162(m). Stockholder approval of such metrics would help preserve our ability to deduct for income tax purposes compensation associated with future performance-based awards made to certain executives in accordance with Section 162(m) of the Internal Revenue Code.

PART I – GENERAL INFORMATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF

MASCO CORPORATION

May 7, 2013

GENERAL INFORMATION

The Board of Directors of Masco Corporation (referred to as the “Company” or “we,” “us,” or “our” in this proxy statement) is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders of Masco Corporation to be held at our corporate office at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 7, 2013 at 10:00 A.M., and at any adjournment or postponement of the Annual Meeting. This proxy statement and the enclosed proxy card are being mailed or otherwise made available to stockholders on or about April 2, 2013. We are concurrently mailing to stockholders a copy of our 2012 Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2012.

Who is entitled to vote at the Annual Meeting?

Our Board established the close of business on March 15, 2013 as the record date to determine the stockholders entitled to receive a notice of, and to vote at, our Annual Meeting or an adjournment or postponement of the meeting. On the record date, there were 356,824,468 shares of our common stock, $1 par value, outstanding and entitled to vote. Each share of our common stock represents one vote that may be voted on each matter that may come before the Annual Meeting.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxy holders in accordance with the instructions given. If no instructions are indicated on a proxy, properly executed proxies will be voted FOR each director nominee, FOR the approval of executive compensation, FOR the selection of PricewaterhouseCoopers LLP as our independent auditors, FOR the declassification of our Board of Directors, and FOR the approval of the performance metrics for performance-based compensation intended to qualify under Internal Revenue Code Section 162(m).

What is the difference between holding shares as a record holder and as a beneficial owner?

If your shares are registered in your name with our registrar and transfer agent, Computershare, you are the “record holder” of those shares. If you are a record holder, we have provided these proxy materials directly to you.

If your shares are held in a stock brokerage account, or with a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by your bank or broker. As the beneficial owner, you have the right to instruct that organization on how to vote your shares.

How can I submit my vote?

There are four methods you can use to vote: by internet, by telephone, by mail or in person. Submitting your proxy by internet, telephone or mail will not affect your right to attend the meeting and change your vote.

Method	Record Holder	Beneficial Owner

Internet	Have your proxy card available and log on to www.proxyvote.com.	If your bank or broker makes this method available, the instructions will be included with the proxy materials.

Telephone	Have your proxy card available and call (800) 690-6903 from a touchtone telephone anywhere (toll free only in the United States).	If your bank or broker makes this method available, the instructions will be enclosed with the proxy materials.

PART I – GENERAL INFORMATION

Method	Record Holder	Beneficial Owner

Mail Your Proxy Card	Mark, date, sign and promptly mail the enclosed proxy card in the postage-paid envelope provided for mailing in the United States.	Mark, date, sign and promptly mail the voting instruction form provided by your bank or broker in the postage-paid envelope provided for mailing in the United States.

In Person	You may vote by ballot in person at the Annual Meeting.	Obtain proof of stock ownership as of the record date and a valid legal proxy from the organization that holds your shares and attend the Annual Meeting.

What constitutes a quorum?

To conduct business at our Annual Meeting, we must have a quorum of stockholders present. A quorum is present when a majority of the outstanding shares of stock entitled to vote, as of the record date, are represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum.

How many votes are needed for each proposal to pass?

All of the matters to be considered at our Annual Meeting require the approval of a majority of the votes that are actually cast, except Proposal 4, the proposal to amend our Certificate of Incorporation and Bylaws to declassify our Board of Directors, which requires approval of holders of 80% of the shares of our outstanding common stock.

Our Bylaws provide that, in uncontested elections, directors are elected if the majority of votes cast FOR each nominee exceed the votes cast AGAINST such nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each director nominee has provided to us an irrevocable resignation that becomes effective if the majority of the votes cast are against him or her and if, within 90 days after the election results are certified, the Board (excluding nominees who did not receive a majority of votes for their election) accepts the resignation, which it will do in the absence of a compelling reason otherwise.

If you are the stockholder of record, and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

What is a broker non-vote?

If your shares are held in “street name” through a bank, broker or other nominee, you must provide voting instructions to that organization. If you do not provide voting instructions, the organization may vote in its discretion on routine proposals, but not on non-routine proposals, which is called a “broker non-vote.” Except for Proposal 3, Ratification of Selection of Independent Auditors, all of the proposals on our agenda are non-routine.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are not treated as votes cast, so they will not have an effect on any of the proposals at this Annual Meeting, except for Proposal 4, the proposal to amend our Certificate of Incorporation to declassify our Board of Directors. Since Proposal 4 requires the approval of holders of 80% of our outstanding common stock, abstentions and broker non-votes will have the effect of votes cast against Proposal 4.

PART I – GENERAL INFORMATION

Is my proxy revocable?

You may revoke your proxy at any time before it is exercised by voting in person at the meeting, by delivering a subsequent proxy or by notifying us in writing of such revocation to the attention of Gregory D. Wittrock, Secretary, at 21001 Van Born Road, Taylor, Michigan 48180.

Who is paying for the expenses involved in preparing and mailing this proxy statement?

We are paying the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies. Our executive officers and other employees may solicit proxies, without additional compensation, personally and by telephone and other means of communication. In addition, we have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation of proxies for a fee of $12,000, plus expenses. If you have questions about voting your shares, you may call Morrow & Co., LLC, at (800) 607-0088 (for stockholders) or (203) 658-9400 (for banks and brokerage firms). We will reimburse brokers and other persons holding our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Wadhams and Wittrock, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our director nominees is not available as a candidate, Messrs. Wadhams and Wittrock may vote your shares for another candidate (or candidates) who may be nominated by the Board, or the Board may reduce its size.

What is “householding” and how does it affect me?

The proxy rules of the Securities and Exchange Commission (the “SEC”) permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more stockholders sharing an address by delivering one proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers our printing and mailing costs.

We have been notified that certain intermediaries will use householding for our proxy materials and our 2012 Annual Report. Therefore, only one proxy statement and 2012 Annual Report may have been delivered to your address if multiple stockholders share that address. Stockholders who wish to opt out of this procedure and receive separate copies of the proxy statement and annual report in the future, or stockholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker or other nominee or us at the address and telephone number below.

We will promptly send a separate copy of the proxy statement for the Annual Meeting or 2012 Annual Report if you send your request to webmaster@mascohq.com, call our Investor Relations Department at (313) 274-7400, or if you write to Investor Relations, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180.

Our Website

We maintain a website at www.masco.com. The information on our website is not a part of this proxy statement, and it is not incorporated into any other filings we make with the SEC.

PART II – CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our Board of Directors is committed to maintaining our high standards of ethical business conduct and corporate governance principles and practices.

Leadership Structure of the Board of Directors

Mr. Richard Manoogian served as the Chairman of our Board from 1985 until June 30, 2012. Effective July 1, 2012, Mr. Manoogian became our Chairman Emeritus, and Mr. Verne Istock assumed the role of Chairman of the Board. Mr. Istock had served as our Lead Director (formerly Presiding Director) since 2003.

As an independent Chairman of the Board, Mr. Istock presides at Board meetings and at executive sessions of the independent directors; consults with management regarding information sent to the Board; approves the Board’s meeting agendas and assures that there is sufficient time for discussion of all agenda items; has the authority to call meetings of the independent directors; and oversees the Board and Committee evaluation process.

Mr. Istock has a strong working relationship with the other members of the Board. Although the Board believes that this Board leadership structure is in the best interests of the Company and our stockholders at this time, the Board has no policy with respect to the separation of the roles of CEO and Chairman and believes that this matter should be discussed and determined by the Board from time to time, based on all of the then-current facts and circumstances. If the roles of Chairman and CEO are combined in the future, the role of Lead Director would likely become part of our Board leadership structure again.

If you are interested in contacting Mr. Istock, you may send your communication in care of our Secretary to the address specified in “Communications with Our Board of Directors” below.

Independence of our Directors

Our Corporate Governance Guidelines require that a majority of our directors qualify as “independent” under the requirements of applicable law and the New York Stock Exchange’s listing standards. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. Our Board has adopted standards to assist it in making a determination of independence for directors. These standards are posted on our website at www.masco.com.

Our Board has determined that all of our non-employee directors, other than Mr. Manoogian, are independent. Our independent directors are Messrs. Archer, Denomme, Istock, Losh, Parfet and Plant, Ms. Payne and Ms. Van Lokeren. Our Board also determined that Anthony Earley, who served as a director until our 2012 Annual Meeting, was also independent. In making its independence determinations, the Board reviewed all transactions, relationships and arrangements for the last three fiscal years involving each non-employee director and the Company. The Board also determined that we did not make any discretionary charitable contributions exceeding the greater of $1 million or 2% of the revenues of any charitable organization in which any of our directors was actively involved in the day-to-day operations.

Board of Directors and Independent Committees of the Board

The standing committees of our Board of Directors are the Audit Committee, the Organization and Compensation Committee and the Corporate Governance and Nominating Committee. Each member of each of these committees qualifies as independent. These committees function pursuant to written charters adopted by the Board. The committee charters, as well as our Corporate Governance Guidelines and our Code of Business Ethics, are posted on our website at www.masco.com and are available to you in print from the website or upon request. Amendments to or waivers of the Code of Business Ethics, if any, will be posted on our website.

PART II – CORPORATE GOVERNANCE

Our non-employee directors frequently meet in executive session without management, and the independent directors meet separately at least once per year. As Chairman of the Board, and in his previous role as Lead Director, Mr. Istock presides over these executive sessions.

Risk Oversight

Management continually monitors four general categories of risk related to our business: financial reporting risk, strategic risk, operational risk, and legal and compliance risk. The entire Board discharges its oversight of risk through an annual review and discussion of a comprehensive analysis prepared by management on material risks facing us, including strategic risk, operational risk and legal and compliance risk. The Board also annually reviews and discusses an analysis of legal and compliance risks; updates regarding these risks are presented at each subsequent Board meeting. Our President and Chief Executive Officer (our “CEO”), as the head of our management team and a member of the Board, assists the Board in its risk oversight function and leads those discussions.

The Organization and Compensation Committee considers risk issues related to compensation, and has determined that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our executive officers and other members of management report to the Organization and Compensation Committee on executive compensation programs at our business units to assess whether these programs or practices expose us to excessive risk taking.

At each of its meetings, the Audit Committee discharges its oversight of financial reporting risk through review and discussion of management’s reports and analyses of financial reporting risk and risk management practices. At a majority of its meetings, the Audit Committee also reviews and discusses certain additional financial and non-financial risks which are most germane to our business activities.

Communications with Our Board of Directors

If you are interested in contacting our Chairman of the Board, an individual director, our Board of Directors as a group, our independent directors as a group, or a specific Board committee, you may send your communication in care of:

Gregory D. Wittrock, Secretary

Masco Corporation

21001 Van Born Road

Taylor, Michigan 48180

Please specify the applicable party or parties you wish to contact in your communication.

PART II – CORPORATE GOVERNANCE

EXECUTIVE OFFICERS

Our Board of Directors elects our executive officers annually. Our current executive officers are listed below.

Name	Position	Age	Executive Officer Since
Timothy Wadhams	President and Chief Executive Officer	64	2001
John G. Sznewajs	Vice President, Treasurer and Chief Financial Officer	45	2005
Gregory D. Wittrock	Vice President, General Counsel and Secretary	66	2009
Jai Shah	Vice President – Chief Human Resource Officer	46	2012
John P. Lindow	Vice President – Controller	49	2011

Mr. Wadhams’ experience is described in “Part III – Board of Directors” under “Class II Directors (Term Expiring at the Annual Meeting in 2014).”

Mr. Sznewajs was elected as our Vice President, Treasurer and Chief Financial Officer in July 2007. He had previously served as our Vice President and Treasurer since 2005 and our Vice President – Business Development since 2003.

Mr. Wittrock was elected as our Vice President, General Counsel and Secretary in 2009. From May 2009 to November 2009, Mr. Wittrock was Assistant General Counsel and Director – Operations of the Legal Department. Prior to May 2009, Mr. Wittrock had served as our Assistant General Counsel for over 20 years.

Mr. Shah was elected as our Vice President – Chief Human Resource Officer in 2012. He previously served as our Vice President Finance – Retail/Wholesale Platform since 2008, as a Group Vice President from 2007 to 2008, and as our Vice President – Strategic Planning from 2005 to 2007.

Mr. Lindow was elected as our Vice President – Controller in 2011. He was a Group Controller from 2000 to 2007, and then served as Vice President Administration – Plumbing Products Platform until 2009, when he became the Vice President – Controller, Corporate Accounting.

PART II – CORPORATE GOVERNANCE

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of our common stock as of December 31, 2013 by (i) each of our directors and director nominees, (ii) each named executive officer included in the 2013 Summary Compensation Table, (iii) all of our directors and current executive officers as a group (14 individuals), and (iv) all persons whom we know to be beneficial owners of five percent or more of our common stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

Name	Shares of Common Stock Beneficially Owned (1)	Percentage of Voting Power Beneficially Owned
Dennis W. Archer	97,630	*
Thomas G. Denomme	106,640	*
Verne G. Istock	106,190	*
John P. Lindow	261,117	*
J. Michael Losh	112,010	*
Richard A. Manoogian (2)	10,823,582	3.1%
Donald R. Parfet	—	*
Lisa A. Payne (3)	83,875	*
John C. Plant	6,290	*
Jai Shah	402,839	*
John G. Sznewajs	883,994	*
Mary Ann Van Lokeren (4)	116,690	*
Timothy Wadhams	3,946,469	1.5%
Gregory D. Wittrock	262,994	*
All directors and current executive officers of Masco as a group (2)	17,210,320	5.3%
Charles F. Greenwood (5)	295,272	*
BlackRock, Inc. (6)	32,362,125	9.1%
40 East 52nd Street, New York, New York 10022
Capital Research Global Investors (7)	31,762,069	8.9%
333 South Hope Street, Los Angeles, California 90071
Capital World Investors (8)	21,321,751	6.0%
(a division of Capital Research and Management Company) 333 S. Hope Street, Los Angeles, California 90071
State Street Corporation (9)	18,361,325	5.1%
One Lincoln Street, Boston, Massachusetts 02111
The Vanguard Group (10)	22,089,942	6.2%
100 Vanguard Blvd., Malvern, Pennsylvania 19355

*	Less than one percent

(1)

Includes shares of unvested restricted stock and shares that may be acquired on or before March 1, 2013 upon exercise of stock options, as set forth in the table below. Holders have sole voting, but no investment power, over unvested restricted shares and have neither voting nor investment power over unexercised stock option shares.

PART II – CORPORATE GOVERNANCE

Name	Unvested Restricted Stock Awards	Shares that may be acquired on or before March 1, 2013 upon exercise of stock options
Dennis W. Archer	18,546	67,200
Thomas G. Denomme	18,978	51,200
Verne G. Istock	18,978	51,200
John P. Lindow	53,000	199,040
J. Michael Losh	18,978	75,200
Richard A. Manoogian	118,698	3,147,200
Donald R. Parfet	—	—
Lisa A. Payne	16,950	51,200
John C. Plant	6,290	—
Jai Shah	84,858	287,000
John G. Sznewajs	114,557	681,500
Mary Ann Van Lokeren	18,978	51,200
Timothy Wadhams	382,113	3,038,200
Gregory D. Wittrock	42,948	189,677
All directors and current executive officers of Masco as a group	913,872	7,889,817
Charles F. Greenwood	55,072	240,200

(2)

Shares owned by Mr. Manoogian and by all of our directors and current executive officers as a group include, in each case, an aggregate of 2,278,100 shares owned by charitable foundations for which Mr. Manoogian serves as a director or officer. The directors and officers of the foundations share voting and investment power with respect to shares owned by the foundations, but Mr. Manoogian disclaims beneficial ownership of such shares. Excluding unvested restricted stock shares, shares that he has a right to acquire, and shares owned by charitable foundations, substantially all of the shares directly owned by Mr. Manoogian have been pledged.

(3)	Shares owned by Ms. Payne include 3,935 shares held in a revocable living trust.

(4)	Shares owned by Ms. Van Lokeren include 14,000 shares held in a revocable living trust.

(5)	Mr. Greenwood ceased serving as an executive officer in June 2012.

(6)

Based on a Schedule 13G filed with the SEC on January 31, 2013, on December 31, 2012, BlackRock, Inc. (and certain subsidiaries as a group) beneficially owned 32,362,125 shares of our common stock, with sole voting and sole dispositive power over all of the shares.

(7)

Based on a Schedule 13G filed with the SEC on February 13, 2013, on December 31, 2012, Capital Research Global Investors (“CRGI”) is deemed to have beneficially owned and have sole voting power and sole dispositive power over 31,762,069 shares of our common stock as a result of Capital Research and Management Company acting as an investment advisor. CRGI disclaims beneficial ownership of all of these shares and reported that it held more than 5% of our common stock on behalf of its client The Investment Company of America. On March 8, 2013, CRGI filed a Schedule 13G that stated as of February 28, 2013, CRGI’s beneficial ownership of our common stock was less than 5%.

(8)

Based on a Schedule 13G filed with the SEC on February 13, 2013, on December 31, 2012, Capital World Investors is deemed to have beneficially owned and have sole voting power and sole dispositive power over 21,321,751 shares of our common stock as a result of Capital Research and Management Company acting as an investment advisor. Capital World Investors disclaims beneficial ownership of all of these shares and reported that it held more than 5% of our common stock on behalf of its client The Income Fund of America.

(9)

Based on a Schedule 13G filed with the SEC on February 12, 2013, on December 31, 2012, State Street Corporation (through certain subsidiaries) beneficially owned 18,361,325 shares of our common stock, with shared voting power and shared dispositive power over these shares.

(10)

Based on a Schedule 13G filed with the SEC on February 12, 2013, on December 31, 2012, The Vanguard Group, Inc. beneficially owned 22,089,942 shares of our common stock, with sole voting power over 628,682 shares, sole dispositive power over 21,489,906 shares and shared dispositive power over 600,036 shares. Certain of these shares were beneficially owned by subsidiaries that served as investment manager of collective trust accounts or as investment manager of investment offerings.

PART II – CORPORATE GOVERNANCE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of our common stock, to file reports of their ownership of our common stock and changes in their ownership with the SEC and the New York Stock Exchange, and to furnish us with copies of these reports. Based solely on our review of copies of the reports that we received, or written representations from our executive officers and directors that they were not required to file Form 5 ownership reports, we believe that each person who was a director, officer or beneficial owner of more than ten percent of our common stock at any time during 2012 met all applicable filing requirements during 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has adopted a Related Person Transaction Policy that requires the Board or a committee of independent directors to approve or ratify any transaction involving us in which any director, director nominee, executive officer, 5% beneficial owner or any of their immediate family members has a direct or indirect material interest. This policy covers financial transactions, or any series of similar transactions, including indebtedness and guarantees of indebtedness, as well as transactions involving employment, but excludes transactions determined by the Board not to involve a material interest of the related person, such as ordinary course of business transactions of $120,000 or less and transactions in which the related person’s interest is derived solely from service as a director of another entity or ownership of less than 10% of another entity’s stock. The policy requires directors, director nominees and executive officers to provide prompt written notice to the Secretary of any related transaction so it can be reviewed by the Corporate Governance and Nominating Committee to determine whether the related person has a direct or indirect material interest. If the Committee determines this is the case, the Committee considers all relevant information to assess whether the transaction is in, or not inconsistent with, our best interests and the best interests of our stockholders. The Committee annually reviews previously-approved ongoing related transactions to determine whether the transactions should continue.

These procedures have been followed in connection with the review of the transaction described below. There have been no transactions since January 1, 2012 required to be described in this proxy statement that were not subject to review, approval or ratification in accordance with this policy.

In order for Mr. Manoogian to exercise stock options or to receive restricted stock when it vests under our programs, he is required by federal law to file at least every five years a notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1977. The Corporate Governance and Nominating Committee determined that we should pay the filing fee so that Mr. Manoogian would receive the same benefit from our equity compensation programs as other participants. The filing fee paid on his behalf during 2012 is included in “All Other Compensation” for Mr. Manoogian in the 2012 Directors Compensation Table.

As described above, Mr. Manoogian transitioned to Chairman Emeritus on July 1, 2012. In accordance with the terms of our 2009 agreement with Mr. Manoogian, we provide him with office space, an administrative assistant and reasonable equipment and supplies for his personal use, which together have an aggregate annual value of approximately $240,000. We charge Mr. Manoogian the full cost for additional office space and related equipment and supplies used by his personal and charitable foundation staff and for a driver and the incremental cost for his use of our aircraft (with prior approval from our CEO), all of which aggregated approximately $285,000 for 2012.

PART III – BOARD OF DIRECTORS

BOARD OF DIRECTORS

Our Board of Directors is divided into three classes. Upon election of the Class I directors nominated at this Annual Meeting, the terms of office of Class I, Class II and Class III directors will expire at the Annual Meeting of Stockholders in 2016, 2014 and 2015, respectively, or when their respective successors are elected and qualified.

Our Class I director nominees do not include Thomas G. Denomme, who has reached our Board’s retirement policy age of 72. Mr. Denomme will serve until his existing term expires at the Annual Meeting, at which time the number of directors on our Board will be reduced to nine. Mr. Denomme has served on our Audit Committee since joining the Board in 1998 and as the chair of that committee from 1999 to 2008. He has also been a member of our Corporate Governance and Nominating Committee since 2004 and a member of our Organization and Compensation Committee since 2012. We wish to express our sincere appreciation for Mr. Denomme’s dedication and exemplary service on our Board and committees.

In addition to meeting the criteria that are described below under “Director Attendance and Committees – Corporate Governance and Nominating Committee,” each continuing director and each director nominees brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including executive management, finance and accounting, executive compensation, risk management, manufacturing, corporate governance and board oversight, marketing, governmental relations, law and real estate development. Biographical information regarding each of our continuing directors and our director nominees is set forth below, including the specific business experience, qualifications, attributes and skills that led the Board to conclude that each should serve as a director.

PART III – BOARD OF DIRECTORS

Director Nominees for Class I (Term Expiring at the Annual Meeting in 2016)

Dennis W. Archer

Chairman and CEO of Dennis W. Archer PLLC and Chairman Emeritus, Dickinson Wright PLLC, a Detroit, Michigan-based law firm.

Director since 2004.

Mr. Archer, 71, has served as Chairman and CEO of Dennis W. Archer PLLC since 2010. He has also served as Chairman Emeritus of Dickinson Wright PLLC since 2010, prior to which he was Chairman from 2002 to 2009. Mr. Archer was Chair of the Detroit Regional Chamber from 2006 to 2007, and President of the American Bar Association from 2003 to 2004. He served two terms as Mayor of the City of Detroit, Michigan from 1994 through 2001 and was President of the National League of Cities from 2000 to 2001. He was appointed as an Associate Justice of the Michigan Supreme Court in 1985, and in 1986 was elected to an eight-year term. Mr. Archer is also director of Compuware Corporation and Johnson Controls, Inc.

Mr. Archer’s long and distinguished career as an attorney and a judge provides the Board with specific expertise and a unique understanding of litigation and other legal matters. As a result of his position as Mayor of Detroit, he has broad leadership, administrative and financial experience and is also knowledgeable in the area of governmental relations.

Donald R. Parfet

Managing Director, Apjohn Group, LLC, a business development company, and General Partner, Apjohn Ventures Fund, Limited Partnership, a venture capital fund.

Director since 2012.

Donald R. Parfet, 60, has been the Managing Director of Apjohn Group, LLC since 2001 and a General Partner of Apjohn Ventures Fund, Limited Partnership since 2003. He served as Senior Vice President of Pharmacia Corporation, a pharmaceuticals company, from 2000 to 2001, and prior to that held various other positions at Pharmacia & Upjohn Company, Inc. and its predecessor Upjohn Inc. Mr. Parfet is a director of Kelly Services, Inc. and Rockwell Automation, Inc. He also serves as a director or trustee of a number of charitable and civic organizations.

Mr. Parfet brings extensive financial and operating experience to the Board, including financial and corporate staff management responsibilities and senior operational responsibilities for multiple global business units. He is also experienced in leading strategic planning, risk assessment, human resource planning and financial planning and control. His global operating experience, strong financial background and proven leadership capabilities are especially important to the Board’s consideration of product and geographic expansion. Mr. Parfet holds an M.B.A. from the University of Michigan.

Lisa A. Payne

Vice Chairman and Chief Financial Officer and director of Taubman Centers, Inc., a real estate investment trust.

Director since 2006.

Ms. Payne, 54, has served as Chief Financial Officer and Vice Chairman of Taubman Centers, Inc. since 2005, prior to which she served as the Executive Vice President and the Chief Financial and Administrative Officer from 1997 to 2005. She has been a director of Taubman Centers, Inc. since 1997. Ms. Payne was an investment banker with Goldman, Sachs & Co. from 1987 to 1997. She is a trustee of Munder Series Trust and Munder Series Trust II, open-end management investment companies.

Ms. Payne’s past experience as an investment banker and her present position as CFO of Taubman Centers provide the Board with financial, accounting and corporate finance expertise. In addition, Ms. Payne’s extensive experience in real estate investment, development and acquisition gives her an informed and thorough understanding of macroeconomic factors that may impact our business.

PART III – BOARD OF DIRECTORS

Class II Directors (Term Expiring at the Annual Meeting in 2014)

Verne G. Istock

Retired Chairman/President of Bank One Corporation.

Chairman of the Board.

Director since 1997.

Mr. Istock, 72, joined NBD Bank in 1963 and served as Vice Chairman and a director of NBD Bank and its parent, NBD Bancorp, from 1985 until he was named Chairman and Chief Executive Officer in 1994. Upon the merger of NBD and First Chicago Corporation in December 1995, he was named President and Chief Executive Officer of First Chicago NBD Corporation and was elected Chairman in May 1996. Upon the merger of First Chicago NBD Corporation and Bank One Corporation in October 1998, he was named Chairman of the Board of Bank One Corporation, where he served in various executive positions, including Chief Executive Officer, until his retirement in September 2000. Mr. Istock is a director of Rockwell Automation, Inc. During the past five years, he also served as a director of Kelly Services, Inc.

Mr. Istock brings exceptional business leadership skills to the Board. His significant experience in finance and banking gives him a comprehensive understanding of credit and financial markets. His current and past service as a director of other publicly held companies provides the Board with important experience regarding corporate governance, executive compensation, risk management and other matters.

J. Michael Losh

Retired Chief Financial Officer and Executive Vice President of General Motors Corporation.

Director since 2003.

Mr. Losh, 66, retired from General Motors Corporation in 2000 after 36 years of service in various capacities, most recently as Chief Financial Officer and Executive Vice President. He served as Interim Chief Financial Officer of Cardinal Health, Inc. from July 2004 until May 2005. He is a director of Prologis, Aon plc, CareFusion Corporation, H.B. Fuller Company and TRW Automotive Holdings Corp. During the past five years, he also served as a director of Cardinal Health, Inc. prior to the spin-off of CareFusion Corporation.

Based on his substantial finance and accounting expertise, Mr. Losh is the Chairman of our Audit Committee. He has significant experience in key leadership roles in a manufacturing environment. He currently serves on the boards and audit committees of other publicly held companies, giving him valuable exposure to developments in accounting, financial reporting, board oversight responsibilities, corporate governance and risk management.

Timothy Wadhams

President and Chief Executive Officer of the Company.

Director since 2007.

Mr. Wadhams, 64, was elected as our President and Chief Executive Officer in 2007. He served as our Senior Vice President and Chief Financial Officer from 2004 to July 2007, and served as our Vice-President – Finance and Chief Financial Officer from 2001 to 2004. Mr. Wadhams joined us in 1976 and served in several financial positions before transferring to an affiliated company in 1984, ultimately serving as Executive Vice President – Finance and Administration and Chief Financial Officer of MascoTech, Inc. before returning to us in 2001.

Mr. Wadhams’ leadership positions with us and our affiliated companies have given him company-specific knowledge in all areas important to our performance including, among others, key markets, personnel, customer relationships, operations, marketing, finance and risk management.

PART III – BOARD OF DIRECTORS

Class III Directors (Term Expiring at the Annual Meeting in 2015)

Richard A. Manoogian

Chairman Emeritus.

Director since 1964.

Mr. Manoogian, 76, joined us in 1958 and was elected Vice President and a director in 1964 and President in 1968. Mr. Manoogian served as Chief Executive Officer from 1985 until July 2007, when he was elected Executive Chairman. He retired as an employee in June 2009, to serve solely as Chairman of the Board, a position he held from 1985 until 2012, when he became our Chairman Emeritus. He is a director of Ford Motor Company.

Mr. Manoogian’s long-term leadership of Masco gives him extensive Company and industry-specific knowledge, including firsthand knowledge of our operations and strategy as well as a deep understanding of the new home construction and home improvement markets.

John C. Plant

Chairman, Chief Executive Officer and President of TRW Automotive Holdings Corp., a diversified automotive supplier.

Director since 2012.

Mr. Plant, 59, has been the Chairman of the Board of TRW Automotive Holdings Corp. since 2011 and its President and Chief Executive Officer as well as a director since 2003. Prior to that, he had been a co-member of the Chief Executive Office of TRW Inc. and the President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 to 2001, Mr. Plant was the Executive Vice President and General Manager of TRW Chassis Systems. From 1991 to 1997, Mr. Plant was employed by Lucas Varity Automotive in management positions, ultimately serving as its President until it was acquired by TRW Inc. Mr. Plant serves as a director of the Automotive Safety Council and is the Vice Chairman of the Kennedy Center Corporate Fund Board.

Mr. Plant has a background in finance and extensive knowledge and experience in all aspects of business, including operations, business development matters, financial performance and structure, legal matters and human resources. Based on his current leadership positions with a diversified global operation, he brings to our Board strategic insight and understanding of complex operations as well as a valuable perspective of international business.

Mary Ann Van Lokeren

Retired Chairman and Chief Executive Officer of Krey Distributing Company, a beverage distribution firm.

Director since 1997.

Ms. Van Lokeren, 65, served as the Chairman and Chief Executive Officer of Krey Distributing Company from 1987 through 2006 and as its Secretary upon joining Krey in 1978. She is a director of The Laclede Group, Inc.

Ms. Van Lokeren’s nearly 20 years of experience as the Chairman and CEO of a large and successful distribution company gives her valuable insight into many facets of company leadership and management including personnel, marketing, customer relationships and overall business strategy. Her current and past service as a director of other public companies and non-profit organizations gives her a broad perspective on issues of corporate governance, executive compensation, board oversight and risk management.

PART III – BOARD OF DIRECTORS

DIRECTOR ATTENDANCE AND COMMITTEES

During 2012, the Board of Directors held five meetings. Each director attended at least 75% of the Board meetings and applicable committee meetings that were held while such person served as a director. It is our policy to encourage directors to attend the Annual Meeting of Stockholders. All of our directors attended the 2012 Annual Meeting, except for Mr. Parfet, who joined our Board in December 2012.

Audit Committee

The Audit Committee of the Board of Directors, consisting of Messrs. Archer, Denomme, Losh, Parfet and Plant and Ms. Payne, held five meetings during 2012. In addition to risk oversight described above, the Audit Committee assists the Board in its oversight of the integrity of our financial statements, the effectiveness of our internal control over financial reporting, the qualifications, independence and performance of our independent auditors, the performance of our internal audit function, and our compliance with legal and regulatory requirements, including employee compliance with our Code of Business Ethics.

The Board has determined that each member of the Audit Committee is independent, financially literate and that five members of the Audit Committee, Messrs. Denomme, Losh, Parfet and Plant and Ms. Payne, qualify as “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K. Although Mr. Losh serves on the audit committee of more than three publicly traded companies, the Board has determined that such service does not impair his ability to serve on our Audit Committee.

Organization and Compensation Committee

The Organization and Compensation Committee of the Board of Directors, consisting of Messrs. Denomme, Istock and Losh, Ms. Payne and Ms. Van Lokeren, held eight meetings during 2012. The Organization and Compensation Committee determines executive compensation, evaluates the performance of our senior executives, determines and administers restricted stock awards and options granted under our stock incentive plan, administers our Long Term Cash Incentive Program, and reviews our management succession plan, including periodically reviewing our CEO’s evaluation and recommendation of potential successors. Information about the Organization and Compensation Committee’s process and procedures for consideration and determination of executive compensation, and a description of the role of the compensation consultant engaged by the Organization and Compensation Committee, are presented in the “Compensation Discussion and Analysis” below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors (the “Governance Committee”), consisting of Messrs. Archer, Denomme, Istock and Plant, Ms. Payne and Ms. Van Lokeren, held five meetings during 2012. The Governance Committee advises the Board on the governance structure and conduct of the Board and has responsibility for developing and recommending to the Board appropriate corporate governance guidelines. In addition, the Governance Committee identifies and recommends qualified individuals for nomination and re-nomination to the Board and recommends directors for appointment and re-appointment to Board committees.

The Governance Committee periodically assesses Board composition, including whether any vacancies are expected on the Board due to retirement or otherwise. The Governance Committee believes that directors should possess exemplary personal and professional reputations, reflecting high ethical standards and values. The expertise and experience of directors should provide a source of advice and guidance to our management. A director’s judgment should demonstrate an inquisitive and independent perspective with acute intelligence and practical wisdom. Directors should be free of any significant business relationships which would result in a

PART III – BOARD OF DIRECTORS

potential conflict in judgment between our interests and the interests of those with whom we do business. Each director should be committed to serving on the Board for an extended period of time and to devoting sufficient time to carry out the director’s duties and responsibilities in an effective manner for the benefit of our stockholders. The Governance Committee also considers additional criteria adopted by the Board for Director nominees and the independence, financial literacy and financial expertise standards required by applicable law and by the New York Stock Exchange.

Neither the Board nor the Governance Committee has adopted a formal Board diversity policy. However, the Governance Committee periodically considers, as part of its assessment of Board composition and evaluation of potential candidates for Board membership, whether the Board is comprised of individuals who hold diverse viewpoints, professional experiences, education and other skills and attributes which are necessary to enhance Board effectiveness. In addition, the Governance Committee believes that it is desirable for Board members to possess diverse characteristics of race, national and regional origin, ethnicity, gender and age, and considers such factors in its evaluation of candidates for Board membership.

The Governance Committee uses a number of sources to identify and evaluate nominees for election to the Board. It is the Governance Committee’s policy to consider director candidates recommended by stockholders. All Board candidates, including those recommended by stockholders, are evaluated against the criteria described above. Stockholders wishing to have the Governance Committee consider a candidate should submit the candidate’s name and pertinent background information to our Secretary at the address stated above in “Corporate Governance – Communications with our Board of Directors.” Stockholders who wish to nominate director candidates for election to the Board should follow the procedures set forth in our Certificate of Incorporation and Bylaws. For a summary of these procedures, see “2014 Annual Meeting of Stockholders” below.

COMPENSATION OF DIRECTORS

As compensation for their service on our Board of Directors, our non-employee directors receive an annual retainer of $180,000, of which one-half is paid in cash. To reinforce our directors’ focus on long-term stockholder value and to recognize their long-term commitment to serve the Company, the other half of the retainer is paid in the form of restricted stock granted under our Non-Employee Directors Equity Program (the “Directors Equity Program”). The Directors Equity Program prohibits former directors from engaging in activities detrimental to us while they hold restricted stock we awarded to them. The restricted stock may be forfeited if a former director breaches this obligation. Further, the Directors Equity Program restricts directors from engaging in competitive activities while serving as a director and for one year after service as a director. If a former director breaches this non-compete agreement, we may require him or her to pay us amounts realized within two years prior to termination from awards of restricted stock and exercises of stock options.

The Board has established stock retention guidelines for our non-employee directors that require them to retain at least 50% of the shares of restricted stock they receive until their termination from service as a director. The stock retention requirement is intended to assure that non-employee directors maintain a financial interest in our Company over an extended period of time.

Our non-employee directors are eligible to participate in our matching gifts program until December 31 of the year in which their service as a director ends. Under this program, we will match up to $5,000 of a director’s contributions to eligible 501(c)(3) tax-exempt organizations each year. Directors are also eligible to participate in our employee purchase program, which enables them to obtain rebates on our products they purchase for their personal use. Each of these programs is available to all of our employees. In addition, if space is available, a director’s spouse is permitted to accompany a director who travels on our aircraft to attend Board or committee meetings.

PART III – BOARD OF DIRECTORS

The following table shows 2012 compensation paid to our directors, other than Mr. Wadhams, who is also our employee and who receives no additional compensation for his service as director. Directors receive a fee of $1,500 per Board or committee meeting attended. Effective July 1, 2012, the annual retainer for serving as Chairman of the Board was decreased from $350,000 to $150,000. Mr. Istock commenced service as our Chairman of the Board on July 1, 2012, and so long as he serves in this capacity, he will not receive additional compensation for also serving as Chairman of the Corporate Governance and Nominating Committee. Chairmanship fees for the other committees are as follows: Audit Committee - $20,000 (for Mr. Losh); and Organization and Compensation Committee - $15,000 (for Ms. Van Lokeren).

2012 Director Compensation

Name	Cash Fees Earned ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)(3)
Dennis W. Archer	112,500	90,070	—	202,570
Thomas G. Denomme	120,000	90,070	—	210,070
Anthony F. Earley, Jr. (4)	54,000	44,960	—	98,960
Verne G. Istock (5)	201,500	90,070	—	291,570
J. Michael Losh	138,500	90,070	5,000	233,570
Richard A. Manoogian (6)	272,500	90,070	271,790	634,360
Donald R. Parfet (7)	10,500	—	—	10,500
Lisa A. Payne	124,500	90,070	5,000	219,570
John C. Plant (8)	85,500	90,070	—	175,570
Mary Ann Van Lokeren	133,500	90,070	5,000	228,570

(1)

In May 2012, we granted 6,290 shares of restricted stock to each non-employee director, except for Mr. Earley, whose grant was prorated to 3,090 shares for the portion of the year he served as a director, and for Mr. Parfet, who joined our Board in December. This column reflects the aggregate grant date fair value of the shares, calculated in accordance with accounting guidance. Directors only realize the value of restricted stock awards over an extended period of time because the vesting of awards occurs pro rata over five years from the date of grant, and one-half of these shares must be retained until completion of their service on the Board.

(2)

Amounts in this column include (i) our contributions to eligible tax-exempt organizations under our matching gifts program, as described above ($5,000 for each of Mr. Losh, Ms. Payne and Ms. Van Lokeren), for which directors receive no direct financial benefit, and (ii) perquisites of $271,790 provided to Mr. Manoogian during his service as our Chairman of the Board through June 30, 2012, comprised of (a) the incremental cost of $217,690 for his personal use of Company aircraft, which includes the cost for fuel, landing and parking fees, variable maintenance, variable pilot expenses for travel and any special catering costs (as well as the same costs for associated repositioning of the aircraft), (b) personal use of a car and driver valued at $9,100, with the incremental cost for such use being the variable cost of the vehicle operation, and (c) the $45,000 Hart-Scott-Rodino Antitrust Report filing fee described above in “Certain Relationships and Related Transactions.”

PART III – BOARD OF DIRECTORS

(3)

The following table sets forth the aggregate number of shares of unvested restricted stock as of December 31, 2012 and the aggregate number of stock options outstanding as of December 31, 2012. The Board ceased granting stock options to non-employee directors in 2010; however, a portion of the stock options granted before then remains outstanding.

Director	Unvested Restricted Stock	Stock Options Outstanding
Dennis W. Archer	18,546	72,000
Thomas G. Denomme	18,978	56,000
Anthony F. Earley, Jr.	15,778	56,000
Verne G. Istock	18,978	56,000
J. Michael Losh	18,978	80,000
Richard A. Manoogian	118,698	3,514,000
Donald R. Parfet	—	—
Lisa A. Payne	16,950	56,000
John C. Plant	6,290	—
Mary Ann Van Lokeren	18,978	56,000

(4)	Mr. Earley served as a director until our 2012 Annual Meeting.

(5)	Includes fees of $75,000 paid to Mr. Istock for his service as our Chairman of the Board beginning July 1, 2012.

(6)	Includes fees of $175,000 paid to Mr. Manoogian for his service as our Chairman of the Board through June 30, 2012.

(7)	Mr. Parfet joined the Board in December 2012.

(8)	Mr. Plant was elected a director at our 2012 Annual Meeting.

PART IV – EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We are committed to maintaining executive compensation programs that promote the long-term interests of our stockholders by attracting and retaining talented executives and motivating them to achieve our business objectives and to create long-term value for our stockholders. We believe that our performance, the creation of long-term stockholder value, and the achievement of goals that are critical to the success of our Company should impact a significant portion of our executive officers’ compensation. Our Organization and Compensation Committee (which we refer to in this Compensation Discussion and Analysis as the “Committee”) oversees our compensation programs and the compensation paid to our named executive officers (who are listed in our 2012 Summary Compensation Table and whom we refer to in this Compensation Discussion and Analysis as “executive officers”).

Recent Compensation Changes

At our 2012 Annual Meeting, approximately 95% of the votes cast on our say-on-pay proposal approved the compensation paid to our executive officers. We believe that the strong approval last year showed support for the changes adopted by the Committee after reviewing our compensation programs and considering feedback from our largest stockholders, including:

•

We significantly reduced our executive officers’ stock option opportunity and introduced a new Long Term Cash Incentive Program based on return on invested capital performance over a three-year period;

•	We changed the mix of long-term incentives to give approximately equal weight to performance-based restricted stock, stock options, and our new Long Term Cash Incentive Program;

•	We eliminated the excise tax gross-up feature on all equity grants beginning in 2012;

•	We increased our CEO’s stock ownership requirement to six times base salary; and

•	We adopted double-trigger vesting of equity on a change in control.

Although the say-on-pay vote is advisory and non-binding, the Committee considered results of last year’s say-on-pay vote and concluded that the strong support received last year was confirmation that our stockholders approve of our current compensation programs and policies and the changes we have made to our executive compensation programs.

In 2012, the Committee continued to review our compensation programs and practices to ensure alignment of our Company’s best interests and the objectives for our compensation programs. We communicated last fall with our largest stockholders on a broad range of executive compensation and governance topics. Taking this feedback and current best practices into consideration, the Committee has strengthened our clawback policy. This policy now provides that if we restate our financial statements, other than as a result of changes to accounting rules or regulations, the Committee may recover from current or former executives incentive compensation (including annual and long-term cash incentives, restricted stock or stock options) that was paid or granted during the three-year period preceding the date of restated financial results, regardless of whether misconduct caused the restatement.

PART IV – EXECUTIVE COMPENSATION

Our 2012 Financial Performance

Our performance in 2012 improved compared to 2011. Consistent with our commitment to pay-for-performance, the compensation we paid to our executive officers increased, as our executive officers earned restricted stock awards and cash bonuses based on our achievement of our 2012 earnings per share and cash flow performance metrics. Our 2012 results and the incentive compensation paid to our executive officers are described under “Summary of Compensation Decisions in 2012” below.

Compensation Best Practices

In addition to the changes we have implemented in the past two years, as described above, our executive compensation programs incorporate many best practices, as follows:

•	Our compensation mix is weighted toward long-term incentives;

•	Our restricted stock and stock option awards have five-year vesting schedules, longer than current market practice;

•	We employ an annual market analysis of executive compensation relative to peer companies and published survey data for comparably-sized companies;

•	We provide limited perquisites to our executive officers;

•	We prohibit derivative trading in our stock;

•	We have no employment agreements, change in control agreements or contractual severance agreements with our executive officers;

•	Our equity plan prohibits the repricing of options; and

•	Our Committee, comprised exclusively of independent directors, uses tally sheets and analyzes risk in setting executive compensation.

What Compensation Principles and Objectives are the Foundation for Masco’s Executive Compensation Programs?

The fundamental principles of our compensation programs are to reward our executive officers to a significant degree based on our performance, both in achieving our performance goals and by making effective strategic decisions, and to align our executive officers’ interests with the long-term interests of stockholders. Our compensation programs are designed to incentivize our executive officers to focus on critical business objectives, to appropriately balance risks and rewards and to attract and retain executive officers who can effectively lead our business. As a result of our emphasis on rewarding our executive officers based on our performance, each executive officer’s potential performance-based compensation represents a significant percentage of his total annual target compensation.

PART IV – EXECUTIVE COMPENSATION

Our 2012 target compensation mix for our CEO and our other executive officers reflects our emphasis on performance-based elements, as follows:

2012 Compensation Mix at Target Performance

We believe this target compensation mix, which emphasizes long-term, performance-based compensation, appropriately incentivizes our executive officers to achieve long-term value creation for our stockholders and to make strategic decisions that will strengthen our business.

In addition, we believe that having a significant ownership interest in our stock is critical to aligning the interests of our executive officers with the long-term interests of our stockholders. Accordingly, equity grants in the form of restricted stock awards and stock options are an important component of compensation for our executive officers. Our equity awards vest in 20% installments over five years. We believe five-year vesting defers the executives’ realization of the full benefit of equity-based compensation for a substantial period of time, and is longer than current market practice. The value ultimately realized from equity awards depends on the long-term performance of our common stock. Our equity awards do not vest immediately upon retirement. Instead, following retirement, equity awards generally continue to vest in accordance with the remaining vesting period. Our executive officers understand that our performance will continue to impact them financially even after they retire, thereby reinforcing their focus on the long-term enhancement of stockholder value.

Our approach to executive compensation emphasizes corporate rather than individual performance without encouraging excessive risk taking, echoing our operating strategy which encourages collaboration and cooperation among our businesses and corporate functions for our overall benefit. We believe that the effectiveness of our executive compensation programs requires not only objective, formula-based arrangements, but also the exercise of discretion and sound business judgment by the Committee. Accordingly, the Committee retains discretion to adjust base salary, grant special equity awards, adjust the mix of cash and equity compensation, adjust the mix of restricted stock and stock options awarded, and offer different forms of equity-based compensation. With this discretion, the Committee is best able to reward the individual contributions of each executive officer and to respond to our changing business needs.

PART IV – EXECUTIVE COMPENSATION

Annual Review Process

What Process is Used by Management and Our Committee to Make Compensation Decisions?

Our annual management talent review and development process is used by the Committee and our CEO in making compensation decisions and for succession planning purposes. As part of this process, our CEO provides the Committee with an assessment of each executive who reports to him. The assessment includes an evaluation of each executive’s performance, development, progress and plans and potential for advancement, and also considers market demand for the executive’s skill set. The Committee also receives information, analyses and recommendations from our Vice President – Chief Human Resource Officer. While the Committee gives significant weight to the evaluations by our CEO, the final determination of compensation to be paid to the executive officers, including our CEO, rests solely with the Committee.

In evaluating Mr. Wadhams, our CEO, the Committee considers the factors noted above for other members of management, and also considers the qualities of leadership and responsibility necessary for the chief executive officer position. Other factors considered by the Committee include Mr. Wadhams’ contribution to our performance and governance, the impact of his leadership on the performance of our executive officers and management team and his reputation for representing us in the community.

We review and make decisions regarding the amount of annual performance-based restricted stock awards and cash bonus payments and stock option grants in the first quarter of the year. We believe that determining these elements of compensation together at the beginning of the year gives us a better foundation for establishing our performance criteria and opportunity levels for the current year. This also better enables the Committee to determine the executive officers’ appropriate compensation mix and to align compensation with ongoing talent review and development in conjunction with our annual management talent review.

What Compensation Data is Considered by the Committee in Establishing Annual Compensation?

In establishing compensation, the Committee reviews a tally sheet that comprehensively summarizes the various components of total compensation for our executive officers and other members of management. The tally sheet includes base salary, annual performance-based cash bonus and restricted stock, stock options, dividends on unvested shares of restricted stock, and our costs for the foregoing and for perquisites and other benefits, including the annual costs under retirement plans. The tally sheet allows the Committee to compare an executive officer’s compensation with the compensation of our other executive officers as part of its consideration of internal and external pay equity. Amounts actually realized by an executive officer from prior equity grants are not necessarily a factor in establishing current compensation, although the current value of outstanding equity awards may be considered by the Committee when assessing pay equity.

The Committee also reviews published compensation surveys for companies with annual revenues between $5 billion and $10 billion and compensation information disclosed in the proxy statements of our peer group. When we achieve targeted levels of performance, our executive compensation program seeks to provide total target compensation (base salary, target annual bonus and the target value of long-term incentives) at approximately the median compensation level provided to executives in comparable positions at these companies. While the Committee generally targets total compensation for each executive officer at the median, it considers other factors, such as the length of time an executive officer has served in his current position, his roles and responsibilities and his performance. The Committee also analyzes actual compensation paid as reported in published surveys and by our peer group to help inform individual pay decisions. We believe understanding the market data allows us to attract and retain the talent we need while enabling us to manage our compensation expense.

Finally, the Committee considers an analysis of the overall pay-for-performance alignment of our CEO’s compensation compared to our peer group over one-year, three-year and five-year periods. During the past five years, our total shareholder return has been below the 25th percentile of our peers. While target compensation for

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our CEO has approximated the median of our peer group during this period, our CEO’s actual total compensation has been below the 25th percentile of our peer group. Based on this analysis, the Committee believes that there is good alignment between compensation paid to our CEO and our performance. In 2012, our total shareholder return improved to the 75th percentile of our peer group.

The following table shows how our current executive officers’ total target compensation and total actual compensation in 2012 compared to market data published in 2012. Total actual compensation is defined as the sum of base salary, actual cash bonus paid, and the grant date fair value of restricted stock awards and stock options.

Comparison to Market Compensation

Executive Officer	2012 Target Total Compensation	2012 Actual Total Compensation

Timothy Wadhams	Approximately 50th percentile	Approximately 50th percentile
John G. Sznewajs	Between the 25th and 50th percentiles	Between the 25th and 50th percentiles
Gregory D. Wittrock	Between the 25th and 50th percentiles	Between the 25th and 50th percentiles
Jai Shah	Approximately 50th percentile	Between the 25th and 50th percentiles
John P. Lindow	Between the 50th and 75th percentiles	Between the 50th and 75th percentiles

Given the many and diverse businesses in which we operate, composition of an appropriate peer group is challenging, as historically there have been few companies providing a similar mix of products and services as we offer. The Committee periodically considers the composition of our peer group, and modified our peer group last year, as we described in last year’s proxy statement. The Committee believes that our peer group reflects the companies that we compete with for executive talent and that have a range of annual revenues and business and operational characteristics similar to ours.

Our peer group is comprised of the following companies:

Cooper Industries	Illinois Tool Works	Newell Rubbermaid	SPX
D.R. Horton	Ingersoll-Rand	NVR	Stanley Black & Decker
Danaher	ITT	Owens Corning	Textron
Dover Corporation	Lennar	PulteGroup	Tyco International
Fortune Brands Home & Security	Mohawk Industries	Sherwin-Williams Company	Whirlpool

Has the Committee Engaged a Compensation Consultant?

The Committee has exercised its authority to retain its own independent advisor and has engaged Semler Brossy as its compensation consultant. Semler Brossy was chosen by the Committee based on its deep experience in the area of executive compensation and its creative and proactive approach in analyzing executive compensation practices and programs. During 2012, Semler Brossy attended Committee meetings, met with the Committee in executive sessions without our executive officers or other members of management, met individually with Committee members and the Committee chair, and advised the Committee on its overall implementation of our compensation objectives. In 2012, Semler Brossy also advised the Committee on the design and implementation of our Long Term Cash Incentive Program, our new clawback policy, and our double-trigger change in control provision. After considering the factors promulgated by the SEC for assessing the independence of Committee advisers, the Committee has determined that the work of Semler Brossy has not raised any conflict of interest.

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Summary of Compensation Decisions for 2012

How Did Masco Perform in 2012?

We experienced sales and margin growth in 2012 compared to 2011, and our total shareholder return improved to the 75th percentile of our peer group. Contributing to our improved performance in 2012 was our ability to successfully leverage a number of our well-known brands to expand our market leadership positions. Through new product launches and the introduction of new finishes and complementary accessories, we extended a number of our popular brands to key retail partners. In addition to leveraging our brands through product adjacencies, we are building our brand equity through geographic expansion of several of our businesses.

During 2012, we made considerable progress in improving the profitability of our Cabinet and Installation businesses, driven by benefits realized from prior year restructuring activities as well as profit improvements made during the year. Our commitment to further strengthen our lean culture across all our businesses resulted in our reaching and exceeding our 2012 total cost productivity targets. We improved our operating profit as a result of the significant progress we have made in reducing our cost structure, streamlining our sourcing process and accelerating our supply chain savings.

Enhancing our balance sheet and our liquidity remained a focus in 2012. During the course of the year, we were able to strengthen our balance sheet and reduce our debt by $400 million. We ended 2012 with approximately $1.4 billion of cash.

In 2013, we are focused on successfully executing our new product programs, reducing costs, improving profitability in our Cabinet business, and further expanding our brand leadership positions. We believe the actions we have taken over the past several years, including investing in our brands, reducing our cost structure and paying down debt, have strengthened our business. We believe these actions have positively positioned us to take advantage of the upturn in the housing cycle.

What Components of Compensation Were Available to Masco’s Executives in 2012?

The components of the compensation available to our executive officers in 2012 were base salary, performance-based restricted stock and cash bonus opportunities, stock option awards, minimal perquisites and retirement programs. Because our Long Term Cash Incentive Program (“LTCIP”), established in 2012, provides for a three-year performance period, no cash payout will be available under that program until our financial results for 2014 have been finalized. Each of these components is described below.

Base Salary

We pay our executive officers a base salary to provide each of them with a minimum, base level of cash compensation. As it had done in 2008, 2009, and 2011, the Committee froze base salaries again in 2012 for our CEO, CFO, Vice President – Controller and Vice President, General Counsel and Secretary. The base salary of Mr. Shah was increased from $317,000 to $370,000 following his promotion to Vice President - Chief Human Resource Officer in June 2012. In determining the appropriate compensation adjustment for Mr. Shah, the Committee reviewed market survey data in published executive compensation surveys for companies with annual revenues similar to ours, and Mr. Shah’s compensation history.

Annual Performance-Based Restricted Stock and Cash Bonus Opportunities

We provide annual performance-based restricted stock and cash bonus opportunities to our executive officers to emphasize our annual performance, provide incentive to achieve our critical business objectives, and align our executive officers’ interests with those of our stockholders.

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The Committee establishes the restricted stock award and cash bonus opportunities available to each executive officer as a percent of his annual base salary. Each executive officer can earn up to the maximum opportunity as a restricted stock award and as a cash bonus payment. In 2012, the opportunity levels as a percentage of base salary for our current executive officers remained the same as in 2011, as follows:

	Opportunities for Cash Bonus & Stock Awards, Each as a % of Annual Base Salary
Executive Officer	Minimum	Target	Maximum
Timothy Wadhams	0%	150%	300%
John G. Sznewajs	0%	75%	150%
Gregory D. Wittrock	0%	65%	130%
Jai Shah	0%	65%	130%
John P. Lindow	0%	65%	130%

In the first quarter of each year, the Committee approves our performance metrics and performance targets for the year. For 2012, the Committee established earnings per share and cash flow performance targets. Earnings per share was selected because our stockholders view it as an important measure of our financial performance. Cash flow continued to be important to us in 2012 as the economic environment continued to be challenged, since robust cash flow is necessary for us to meet our debt obligations and invest in growth initiatives.

In setting our performance targets, the Committee reviews our operating forecast for the year, taking into account general economic and industry conditions. When the Committee established the 2012 performance targets, it was expected that housing starts and consumer spending for home improvement projects would increase in 2012 compared to 2011, though we believed that big ticket repair and remodel activity would lag overall repair and remodel purchases, and that we would incur significant incremental expenses related to investment in growth initiatives and rationalization activity. Notwithstanding these incremental expenses, the earnings per share and cash flow targets were set at levels slightly above the 2011 targets.

We were successful in generating both earnings per share and cash flow that exceeded the target level of performance in 2012. Earnings per share and cash flow performance measures used to calculate 2012 restricted stock awards and cash bonuses are as follows:

	Potential Payout Versus Performance
Performance Metric	Threshold (40% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual as Adjusted	Actual Percentage Attained Relative to Target		Weighting		Actual Performance %
Earnings Per Common Share	$0.10	$0.25	$0.50	$0.33	132%	×	50%	=	66%

Cash flow (in millions)	$165	$195	$245	$215	140%	×	50%	=	70%
									136%

For purposes of determining achievement of the performance target, our reported earnings per share from continuing operations is adjusted to exclude the effects of rationalization and other special charges, gains and losses from corporate divestitures, charges for litigation settlements, certain other non-operating income and expenses and the benefit resulting from any stock repurchases in excess of a predetermined amount. Cash flow is defined as reported cash from operations, less any capital expenditures, prior to the payment of cash dividends, and is adjusted to exclude the effects of rationalization and other special charges, gains and losses from corporate divestitures, impact of deferred taxes, charges for litigation settlements, and certain other non-operating income and expenses. The adjustments increased the value used to determine achievement of the earnings per share goal to $0.33 from our reported earnings per share from continuing operations of $(0.22) and increased the value used to determine achievement of the cash flow goal to $215 million from our reported cash from operations of $139 million.

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The Committee determined that we achieved 132% of the target performance level for the earnings per share metric, and 140% of the target performance level for the cash flow metric. Applying an equal weighting to the two metrics, the Committee authorized restricted stock awards and cash bonus payments to our executive officers at 136% of the target amounts. While the Committee may exercise negative discretion to reduce (but not increase) restricted stock awards and cash bonuses regardless of the earnings per share and cash flow results actually attained, the Committee did not elect to do so. To determine actual restricted stock awards to be granted and cash bonuses to be paid to our executive officers based on our 2012 performance, we multiplied the target opportunities for each executive officer by the payout percentage corresponding to the actual earnings per share and cash flow performance percentage achieved, which was 136%, and multiplied that result by each executive officer’s base salary.

In addition to granting performance-based restricted stock, the Committee also has the discretion to award shares of restricted stock to our executive officers, other than our CEO, if it determines that an executive officer has made outstanding individual contributions during the prior year. These discretionary awards, if made, would be awarded following certification of our prior year’s results and at the time that our executive officers’ evaluations take place. The total value of these awards cannot exceed 20% of the combined annual base salaries of the executive officers (excluding the salary of our CEO). No individual awards were recommended for 2012.

Stock Options

We have granted stock options annually to our executive officers to motivate and reward them for improving our share price, to align their long-term interests with those of stockholders and to maintain the competitiveness of our total compensation package. The Committee believes that stock options are an important component of our executive compensation program because they align our executive officers’ long-term interests with those of our stockholders by reinforcing the goal of long-term share price appreciation. Further, they provide value to our executive officers only if the price of our common stock increases following the grant of the stock options and over their long vesting schedule. In 2012, after evaluating the mix of our long-term incentive compensation and considering the feedback from our stockholders regarding our long-term incentives, the Committee significantly reduced the importance of stock options in our long-term incentive compensation mix and granted significantly fewer options, half the number granted in the prior year, to our executive officers. In early 2013, the Committee granted the same number of stock options to executive officers as it had granted in 2012, with the exception of Mr. Shah, who had received an additional special grant of stock options in 2012 upon his promotion to Vice President – Chief Human Resource Officer.

Long Term Cash Incentive Program

As described in last year’s proxy statement, in 2012 the Committee modified our long-term incentives by establishing a Long Term Cash Incentive Program (“LTCIP”). The LTCIP provides our executive officers a meaningful incentive to achieve our long-term growth and profitability goals through an opportunity to earn a performance award paid in cash. The LTCIP award opportunity replaced a significant portion of the stock options historically granted to our executive officers. In adopting the LTCIP, the Committee changed the mix of long-term incentive compensation opportunity for our executive officers, giving approximately equal weight to performance-based restricted stock, stock options, and LTCIP awards.

Performance awards will be earned under the LTCIP only if we achieve long-term growth and profitability, measured by the achievement of return on invested capital (“ROIC”) goals over a three-year period. The Committee chose the ROIC performance metric because it reinforces our executive officers’ focus on capital efficiency and consistent return on capital and is a measure of importance to our stockholders in their assessment of our long-term value creation. Under the LTCIP, we define ROIC as adjusted after-tax operating income from continuing operations adjusted to exclude the effect of special charges and certain other non-recurring income and expenses, divided by invested capital. Invested capital includes shareholders equity, adjusted for the

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cumulative after-tax impact of goodwill and intangible asset impairment charges and to exclude the impact of certain non-operating income and expenses and the effects of special charges, plus short-term and long-term debt minus cash.

Under the LTCIP, performance is measured over three annual performance periods, with the average results for the three annual performance periods determining the amount of any award. Performance goals are established at the start of each three-year period. The following average ROIC goals and corresponding payout percentages have been established by the Committee for the three-year performance period from 2012 to 2014:

	Potential Payout Versus Performance
	Threshold (40% Payout)	Target (100% Payout)	Maximum (200% Payout)
Three-Year Average ROIC	6.00%	7.00%	8.50%

These performance goals are consistent with our long-range business plan and will require a high level of performance to achieve. Under the LTCIP definitions, our ROIC for 2012 was 5.76%. For the 2013 to 2015 performance period, the Committee has established a target percentage of 8.50%, 1.50% higher than the target percentage of 7.0% set for the 2012 to 2014 performance cycle.

The performance award opportunity for each of our current executive officers under the LTCIP is based on a percent of his annual base salary, and is identical to the opportunity levels available to our executive officers under our annual performance program, described under “Annual Performance-Based Restricted Stock and Cash Bonus Opportunities” above.

If the threshold three-year average ROIC is attained, we will determine the actual award to be made to each executive officer by multiplying the target opportunity for each executive officer by the payout percentage corresponding to the actual three-year average ROIC achieved. If the ROIC threshold is not achieved, no payments will be made under the LTCIP.

Perquisites and Other Compensation

Our executive officers receive a limited number of perquisites. We maintain Company aircraft for business purposes, and the Committee has evaluated our policies and valuation practices for personal use of these aircraft. The Board has requested that Mr. Wadhams use our aircraft for both business and personal travel, with personal travel subject to prior approval by our Chairman of the Board. Notwithstanding this, personal use of our aircraft is considered a perquisite for SEC reporting purposes. Our CEO may occasionally permit other executive officers to use our aircraft, if available, for personal travel.

Our executive officers are eligible to participate in an estate and financial planning program to assist them in achieving the benefit of our compensation programs. This program provides up to $10,000 per year for financial planning and tax preparation.

Retirement Programs

We maintain defined contribution retirement plans for all of our employees to provide them with income to supplement social security and their personal asset accumulation. These plans include 401(k) savings plans and profit sharing plans. Our executive officers are eligible to participate in our tax-qualified 401(k) savings plan (the “401(k) Savings Plan”) and a tax-qualified Future Service Profit Sharing Plan (the “Profit Sharing Plan”), as well as a benefits restoration plan (the “BRP”). The BRP enables highly-compensated employees to obtain the full financial benefit of the 401(k) Savings Plan and the Profit Sharing Plan, notwithstanding various limitations imposed on the plans under the Internal Revenue Code (the “Code”).

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Our executive officers are also entitled to receive benefits under our defined benefit plans, which are the Masco Corporation Pension Plan and the portion of the BRP applicable to the Masco Corporation Pension Plan. Messrs. Wadhams and Sznewajs also receive benefits under a Supplemental Executive Retirement Plan (“SERP”). SERP benefits are not provided to Messrs. Wittrock, Shah or Lindow. In 2010, we froze accruals in all of these plans, as well as in all of our other defined benefit plans offered to our U.S. employees. Consequently, the pension benefits ultimately payable to all executive officers are essentially fixed, although Mr. Sznewajs’ vesting in the frozen accrued SERP benefit has continued. Mr. Sznewajs will not be fully vested in his frozen SERP benefit unless he continues to be employed with us until he is age 55, or we have a change in control.

Our retirement plans and our frozen defined benefit plans are described in detail in “Compensation of Executive Officers – Retirement Plans” below.

How Did the Executive Officers’ Direct Compensation in 2012 Compare to 2011?

The Supplemental Compensation Table below shows how the Committee assessed total direct compensation for our current executive officers in 2012 and 2011, and shows compensation changes from 2011 to 2012 on a year-over-year basis. Presentation of the components of compensation in the Supplemental Compensation Table is consistent with the information provided to and analyzed by the Committee in our tally sheets, as described above. The Supplemental Compensation Table does not include possible payments that may be made under the LTCIP, as performance awards will be earned under the LTCIP only if, at the end of any three-year performance period, the ROIC goals established for that period are met, which is not guaranteed. The first LTCIP three-year performance period will conclude in 2014. The Supplemental Compensation Table is not intended to be a substitute for the 2012 Summary Compensation Table (which is presented under the heading “Compensation of Executive Officers” below).

The Committee approves restricted stock awards when financial results for the previous year are finalized, which occurs early in the following year. As described above, we granted restricted stock in early 2013 based on our performance in 2012. Because we did not meet the threshold level of earnings per share or cash flow performance in 2011, no restricted stock awards were made to our executive officers in 2012 for the 2011 performance year. We did, however, grant restricted stock in early 2011 based on our performance in 2010. The 2012 Summary Compensation Table shows the awards of restricted stock we made in 2011 as compensation received by our executive officers in 2011. In the Supplemental Compensation Table below, we show no restricted stock awards for our 2011 performance year, and show the awards of restricted stock made in 2013 as compensation for 2012. The Supplemental Compensation Table does not include changes in pension value, as that amount represents the annual change in present value of future payments to be made to our executive officers, and does not reflect additional benefit accruals in our frozen defined benefit pension plans.

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Supplemental Compensation Table

Name and Principal Position	Year	Salary ($)	Restricted Stock Awards ($)(1)	Stock Options ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)(5)	Percentage Change
Timothy Wadhams	2012	1,000,000	2,040,072	1,811,520	2,040,000	142,315	7,033,907	33%
President and Chief Executive Officer	2011	1,000,000	—	4,161,600	—	126,580	5,288,180

John G. Sznewajs	2012	530,000	540,558	321,900	540,600	58,065	1,991,123	52%
Vice President, Treasurer and Chief Financial Officer	2011	530,000	—	739,500	—	42,305	1,311,805

Gregory D. Wittrock	2012	400,000	353,653	133,200	353,600	45,200	1,285,653	75%
Vice President, General Counsel and Secretary	2011	392,615	—	306,000	—	34,637	733,252

Jai Shah	2012	347,781	506,285	266,400	327,100	41,144	1,488,710	128%
Vice President – Chief Human Resource Officer	2011	317,000	—	306,000	—	29,718	652,718

John P. Lindow	2012	260,000	229,864	102,120	229,800	30,130	851,914	37%
Vice President – Controller	2011	250,865	109,200	234,600	—	25,580	620,245

(1)	This column shows the aggregate grant date fair value of awards of restricted stock for the performance year indicated, calculated in accordance with accounting guidance. The amount shown for Mr. Shah in 2012 includes a special award of 15,000 restricted shares granted to recognize his promotion to Vice President – Chief Human Resource Officer.

(2)	This column shows the aggregate grant date fair value of awards of stock options. In 2012, each executive officer received the following number of stock options: 408,000 options for Mr. Wadhams; 72,500 options for Mr. Sznewajs; 30,000 options for Mr. Wittrock; 60,000 options for Mr. Shah (which included a special award of 30,000 stock options granted in July 2012 to recognize his promotion to Vice President – Chief Human Resource Officer); and 23,000 options for Mr. Lindow. Other than Mr. Shah, the number of stock options granted in 2012 was one-half the options granted in 2011, which were as follows: 816,000 options for Mr. Wadhams; 145,000 options for Mr. Sznewajs; 60,000 options for Mr. Wittrock; 60,000 options for Mr. Shah and 46,000 for Mr. Lindow.

(3)	This column shows the cash bonuses paid for the performance year indicated.

(4)	This column includes our contributions and allocations for the accounts of the executive officers under our qualified and non-qualified defined contribution retirement plans, and perquisites.

(5)	As noted above, the total excludes the change in the year-end pension values included in the 2012 Summary Compensation Table.

How Does Masco’s Executive Compensation Program Incorporate Best Practices?

Our executive compensation programs incorporate many best practices. This year we implemented a clawback policy, as described in our Executive Summary. Additionally, as described above, our compensation mix is weighted toward long-term incentives, the vesting schedule for our equity awards is longer than current market practice, the Committee utilizes a market analysis of executive compensation relative to peer companies, we provide limited perquisites, our equity plan prohibits the repricing of options, and our Committee uses tally sheets in setting executive compensation. Our other best practices are described below.

We Require Minimum Levels of Stock Ownership by Our Executives

For many years we have required minimum stock ownership for our executive officers to further reinforce the alignment of their long-term financial interests with the interests of our stockholders. This requirement ensures that our executive officers maintain a substantial investment in our common stock and that a meaningful amount of each executive officer’s personal net worth is invested in our Company. Last year, our Board increased the minimum stock ownership requirement for our CEO from a multiple of five times base salary to six times base salary.

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The Committee reviews our executive officers’ ownership of our common stock annually to ensure compliance with our stock ownership guidelines. Our executive officers’ direct stock holdings and unvested restricted stock awards are counted toward satisfaction of the guidelines. As of December 31, 2012, when the closing price of our common stock was $16.66, each of our executive officers met his stock ownership requirement, as follows:

	Minimum Stock Ownership		Actual Ownership
Name	Multiple of Base Salary	Multiple Expressed in Dollars ($)	Multiple of Base Salary	Value of Shares Held by Executive ($)
Timothy Wadhams	6	6,000,000	15.1	15,131,762
John G. Sznewajs	3	1,590,000	6.4	3,373,550
Gregory D. Wittrock	2	800,000	3.1	1,221,461
Jai Shah	2	740,000	5.2	1,929,878
John P. Lindow	2	520,000	4.0	1,034,203

We Prohibit Excise Tax Gross-Up Payments

Our Board has adopted a policy prohibiting excise tax gross-up payments, except for such payments committed to in equity awards and frozen Supplemental Executive Retirement Program (“SERP”) agreements entered into prior to 2012. Specifically, equity awards made in 2012 and thereafter will no longer be included for purposes of determining future excise tax gross-up payments. With the exception of tax equalization gross-up payments made to employees in connection with reimbursement of relocation or foreign expatriate expenses incurred at our request, we do not provide other tax gross-up payments.

We Have Adopted Double-Trigger Change of Control Provisions for our Equity Awards

In 2012, the Committee modified the terms of future equity awards to implement a double-trigger change in control provision. The terms of our equity awards now state that the awards will vest only if there is both a change in control of our Company and the recipient of the award is terminated from employment at the time of the change in control or within two years after the change in control, or terminates employment for good reason (for example, if his or her job duties have been significantly diminished) (“double-trigger” vesting), or if the recipient’s awards are not replaced with comparable awards by the acquiring company. The terms of our equity awards granted prior to this change provide that the awards would vest immediately upon a change in control of our Company (“single trigger” vesting).

We Prohibit Derivative Trading

Our insider trading policy prohibits our executive officers from engaging in transactions involving derivative securities relating to our stock, such as put and call options, and certain other arrangements, such as forward sales and short sales, which could have the effect of reducing or neutralizing their investment in our common stock.

We Do Not Have Employment, Change in Control or Severance Contracts

Our executive officers do not have employment contracts and are “at-will” employees who may be terminated at our discretion. We believe this preserves greater flexibility in our employment arrangements with our executive officers. Our executive officers also do not have change in control or contractual severance contracts, although we have, from time to time, entered into severance arrangements with departing executive officers. However, if a change in control occurs, all outstanding shares of restricted stock and stock options may fully vest, as described above. Additionally, each of our participating executive officers would receive a lump-sum payment equal to the present value of his accrued benefit under our SERP and the BRP.

After a change in control, executive officers may be considered to have received “golden parachute payments” to the extent the amount received as a result of the change in control exceeds certain thresholds in the

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Code. Under the Code, “golden parachute payments” are subject to a 20% excise tax, in addition to normally applicable income and other payroll taxes. If an employee, including any executive officer, becomes entitled to receive payments as a result of equity awards or other agreements made before 2012, which trigger the application of the excise tax, we will make an additional cash payment to make the employee whole for such excise tax payments. As described above, our equity awards granted in 2012 and thereafter do not include the excise tax gross-up feature. The Committee’s review of executive compensation also includes our obligations to the executive officers under these programs in the event of any change in control.

Our Policies Encourage Executive Retention and Protect the Company

We believe several features of our equity plans improve our retention of our executive officers and also reduce the potential that executive officers might engage in post-termination conduct that would be harmful to us. Our executive officers generally forfeit unvested awards of restricted stock and stock options when their employment terminates prior to retirement. Executive officers may exercise vested options for a limited period of time following termination. The terms of our awards prohibit our executive officers from competing with us for one year after termination. If an executive officer violates this restriction, we can recover the gain the executive officer realized from awards that vested within two years prior to termination.

Our Compensation Committee Conducts an Annual Compensation Risk Evaluation

The Committee annually conducts a risk assessment of our executive compensation programs. The Committee has concluded that our programs do not encourage excessive risk taking. While the total compensation program is designed to balance short- and long-term rewards, the largest portion of the compensation opportunity for our executive officers is through equity- and cash-based long-term incentives. Executive officers are also required to own a substantial amount of our stock to further encourage a long-term perspective. The annual cash bonus and stock award programs have established maximum payout opportunities in line with competitive practice.

Tax Treatment

Section 162(m) of the Code limits deductibility of annual compensation in excess of $1 million paid to our executive officers, unless this compensation qualifies as “performance-based.” Our stock options and, in most situations, cash bonus and grants of restricted stock under the performance-based programs described above, are intended to qualify under Section 162(m) so that they may be deductible. Awards under our LTCIP are also intended to qualify under Section 162(m). The Committee, however, believes it is in our interest to retain flexibility in our compensation programs. Consequently, in some circumstances, we have paid and intend to continue to pay compensation that may not qualify as deductible under Section 162(m).

Conclusion

We recognize the importance of attracting and retaining executive officers who can effectively lead our business, particularly in difficult economic times, and in motivating them to maximize our corporate performance and create long-term value for our stockholders. We believe in rewarding our executive officers to a significant degree based on our performance. Because our performance in 2012 improved compared to 2011, our executive officers’ compensation increased in amounts commensurate with that improved performance. We continue to thoughtfully and thoroughly analyze our compensation practices and programs and to reach out to a significant number of our stockholders to understand their perspectives regarding our compensation programs. The Committee strengthened our clawback policy in 2012 to reflect current best practices. We believe this change, along with the many changes we have implemented in our compensation practices and programs in recent years, further strengthen these practices and programs to even more strongly align our executive officers’ interests with the long-term interests of stockholders, reward our executive officers based on our performance and incentivize them to focus on our critical business objectives.

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COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee, which is responsible for overseeing the Company’s executive compensation programs, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Masco’s proxy statement.

Mary Ann Van Lokeren, Chairperson

Thomas G. Denomme

Verne G. Istock

J. Michael Losh

Lisa A. Payne

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COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table reports compensation earned during the years indicated by Mr. Wadhams, our principal executive officer, Mr. Sznewajs, our principal financial officer, and Messrs. Wittrock, Shah and Lindow, our three other most highly compensated executive officers. Mr. Greenwood ceased serving as our Vice President – Human Resources in June 2012. He is included in this table because he would have been included in the group of highly compensated executive officers if he had remained as an executive officer through December 31, 2012. We refer to the individuals listed in the table collectively as our “named executive officers.”

2012 Summary Compensation Table

Name and Principal Position	Year(1)	Salary ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(2)(5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Timothy Wadhams	2012	1,000,000	—	1,811,520	2,040,000	1,749,638	142,315	6,743,473
President and Chief	2011	1,000,000	899,964	4,161,600	—	1,914,996	126,580	8,103,140
Executive Officer	2010	950,769	2,306,270	4,324,882	900,000	1,437,881	138,797	10,058,599

John G. Sznewajs	2012	530,000	—	321,900	540,600	570,136	58,065	2,020,701
Vice President,	2011	530,000	238,452	739,500	—	532,788	42,305	2,083,045
Treasurer and Chief Financial Officer	2010	516,673	552,400	768,515	238,500	322,334	52,260	2,450,682

Gregory D. Wittrock	2012	400,000	—	133,200	353,600	27,974	45,200	959,974
Vice President, General Counsel and Secretary	2011	392,615	144,353	306,000	—	130,022	34,637	1,007,627

Jai Shah	2012	347,780	179,100	266,400	327,100	22,356	41,144	1,183,880
Vice President – Chief Human Resource Officer

John P. Lindow	2012	260,000	—	102,120	229,800	30,993	30,130	653,043
Vice President – Controller	2011	250,865	200,863	234,600	—	41,289	25,580	753,197

Charles F. Greenwood	2012	330,000	—	135,420	291,700	26,430	37, 290	820,840
Retired Vice President –	2011	330,000	128,713	311,100	—	79,677	33,661	883,151
Human Resources	2010	319,096	317,630	323,306	128,700	97,879	58,647	1,245,258

(1)	Information is included only for those years in which individuals have served as named executive officers.

(2)	These columns include amounts voluntarily deferred by each named executive officer as salary reductions under our 401(k) Savings Plan.

(3)

Amounts in these columns reflect the aggregate grant date fair value of restricted stock awards and stock options, calculated in accordance with accounting guidance. In determining the fair market value of stock options, we used the same assumptions as set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. See “Compensation Discussion and Analysis - Summary of Compensation Decisions for 2012 – What Components of Compensation Were Available to Masco’s Executives in 2012?” The named executive officers have no assurance that these amounts will be realized. They only realize the value of restricted stock awards over an extended period of time because scheduled vesting of awards occurs pro rata over five years from the date of grant. Actual gains, if any, on stock option exercises will depend on overall market conditions, the future performance of our common stock and the timing of exercise of the option.

(4)

In accordance with SEC requirements, the amounts reported in this column reflect restricted stock awards granted during the year indicated. Performance-based awards of restricted stock for 2009 and 2010 are reflected in the grants made in 2010 and 2011, respectively.

PART IV – EXECUTIVE COMPENSATION

(5)	This column shows performance-based cash bonuses that were paid based on the attainment of performance targets, as described above in “Compensation Discussion and Analysis.”

(6)

This column shows changes in the sum of year-end pension values, which reflect actuarial factors and variations in interest rates used to calculate present values. Increases in pension values do not represent increased benefit accruals since benefits in our domestic defined benefit plans were frozen effective January 1, 2010. These values were obtained by comparing the present value of accumulated benefits for December 31 of the year indicated (shown for 2012 in the “2012 Pension Plan Table” below) to the comparable amount for the prior year. We calculated the pension values for each of 2010, 2011 and 2012 using the same assumptions as set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the corresponding fiscal years ended December 31. The named executive officers did not have any above-market earnings under any of the plans in which they participate.

(7)

For 2012, this column includes (i) our total contributions and allocations for the accounts of the named executive officers under the Profit Sharing Plan, the 401(k) Savings Plan and the portions of the BRP applicable to those plans ($90,000 for Mr. Wadhams; $55,690 for Mr. Sznewajs; $45,200 for Mr. Wittrock; $39,299 for Mr. Shah; $29,380 for Mr. Lindow; and $37,290 for Mr. Greenwood); and (ii) perquisites. The only perquisite that exceeded the greater of $25,000 or 10% of the total perquisite amount was personal use of Company aircraft ($52,315 for Mr. Wadhams). The incremental cost for the Company aircraft includes the cost for fuel, landing and parking fees, variable maintenance, variable pilot expenses for travel and any special catering costs. We also include these same costs for associated repositioning of the aircraft. For 2012, perquisites also included financial planning (for Messrs. Sznewajs, Shah and Lindow).

PART IV – EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table provides information about the potential payouts that were available in 2012 to our named executive officers under our annual performance-based cash bonus opportunity, the potential payouts under our Long Term Cash Incentive Program (“LTCIP”), and the actual grants of stock options we made in 2012 to our named executive officers under our 2005 Long Term Stock Incentive Plan (the “2005 Plan”). We did not pay any cash bonuses or make any grants of restricted stock to our named executive officers in 2012, except for an award of restricted stock made to Mr. Shah when he was promoted to Vice President – Chief Human Resource Officer. Our “Compensation Discussion and Analysis” above describes our annual performance-based cash bonus and stock award opportunities, performance targets, grants of stock options and the LTCIP. Stock options granted in 2012 vest in equal annual installments of 20% over a period of five years and remain exercisable until ten years from the date of grant.

2012 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards ($ Per Share)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)
Timothy Wadhams	n/a (1)	600,000	1,500,000	3,000,000
	n/a (2)	600,000	1,500,000	3,000,000
	2/15/2012					408,000	11.67	1,811,520

John G. Sznewajs	n/a (1)	159,000	397,500	795,000
	n/a (2)	159,000	397,500	795,000
	2/15/2012					72,500	11.67	321,900

Greg Wittrock	n/a (1)	104,000	260,000	520,000
	n/a (2)	104,000	260,000	520,000
	2/15/2012					30,000	11.67	133,200

Jai Shah	n/a (1)	96,200	240,500	481,000
	n/a (2)	82,440	206,100	412,200
	2/15/2012					30,000	11.67	133,200
	8/1/2012				15,000			179,100
	8/1/2012					30,000	11.94	133,200

John Lindow	n/a (1)	67,600	169,000	338,000
	n/a (2)	67,600	169,000	338,000
	2/15/2012					23,000	11.67	102,120

Charles F. Greenwood	n/a (1)	85,800	214,500	429,000
	n/a (2)	85,800	214,500	429,000
	2/15/2012					30,500	11.67	135,420

(1)

The amounts shown reflect the threshold, target, and maximum payouts under the 2012 annual performance-based cash bonus opportunity described in our “Compensation Discussion and Analysis.” The amounts paid under this program are set forth in the “2012 Summary Compensation Table” above.

(2)

The amounts shown reflect the threshold, target, and maximum payouts under the LTCIP relating to the Company’s performance for the 2012-2014 performance period. Payment under these awards will depend on return on invested capital performance over the three-year period.

(3)

Because we did not attain our earnings per share or cash flow performance goals in 2011, no restricted stock awards were granted in 2012 to our named executive officers under the 2011 performance-based restricted stock award program. Mr. Shah received a special grant of 15,000 restricted shares when he was promoted to Vice President - Chief Human Resource Officer in 2012.

(4)

The amounts shown reflect the number of stock options granted in 2012. These options vest ratably in five equal installments over five years beginning on February 15, 2013, one year after the grant date. Mr. Shah received a special stock option grant for 30,000 shares when he was promoted to Vice President - Chief Human Resource Officer in 2012.

(5)

The grant date fair value shown in the column is determined in accordance with accounting guidance. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our common stock at a future date when the option is exercised.

PART IV – EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

We make equity grants pursuant to our 2005 Plan; outstanding grants made prior to 2005 were made pursuant to our 1991 Long Term Stock Incentive Plan (the “1991 Plan”). We refer to the 2005 Plan and the 1991 Plan collectively in this proxy statement as the “Long Term Incentive Plan.” The following table shows, for each named executive officer as of December 31, 2012, (i) each vested and unvested stock option outstanding, (ii) the aggregate number of unvested shares of restricted stock, and (iii) the market value of unvested shares of restricted stock based on the closing price of our common stock on December 31, 2012, which was $16.66 per share. Unvested restricted shares are held in the named executive officer’s name, and the named executive officer has the right to vote the shares and receive dividends on the restricted shares, but the named executive officer may not sell the shares until they vest. The value each named executive officer will realize when his restricted shares vest will depend on the value of our common stock on the vesting date.

2012 Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)						Restricted Stock Awards(2)
Name	Original Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Timothy Wadhams							382,113	6,366,003
	10/29/2003		75,000	—	27.50	10/29/2013
	01/14/2004		30,000	—	26.50	01/14/2014
	07/29/2004		75,000	—	30.00	07/29/2014
	05/09/2005		85,000	—	30.75	05/09/2015
	07/26/2006		85,000	—	26.60	07/26/2016
	05/24/2007		85,000	—	30.40	05/24/2017
	06/02/2007		400,000	—	30.16	06/02/2017
	05/12/2008		652,800	163,200	18.58	05/12/2018
	02/09/2009		489,600	326,400	8.03	02/09/2019
	02/12/2010		326,400	489,600	13.81	02/12/2020
	02/16/2011		163,200	652,800	12.82	02/16/2021
	02/15/2012		—	408,000	11.67	02/15/2022
John G. Sznewajs							114,557	1,908,520
	10/29/2003		29,000	—	27.50	10/29/2013
	10/29/2003		25,000	—	27.50	10/29/2013
	07/29/2004		33,000	—	30.00	07/29/2014
	05/09/2005		33,000	—	30.75	05/09/2015
	07/28/2005		20,000	—	34.40	07/28/2015
	07/26/2006		40,000	—	26.60	07/26/2016
	05/24/2007		40,000	—	30.40	05/24/2017
	06/02/2007		70,000	—	30.16	06/02/2017
	05/12/2008		116,000	29,000	18.58	05/12/2018
	02/09/2009		87,000	58,000	8.03	02/09/2019
	02/12/2010		58,000	87,000	13.81	02/12/2020
	02/16/2011		29,000	116,000	12.82	02/16/2021
	02/15/2012		—	72,500	11.67	02/15/2022
Gregory D. Wittrock							42,948	715,514
	10/29/2003		7,440	—	27.50	10/29/2013
	07/29/2004		14,400	—	30.00	07/29/2014
	05/09/2005		14,400	—	30.75	05/09/2015
	03/09/2006	(3)	5,169	—	30.64	10/29/2013
	07/26/2006		14,400	—	26.60	07/26/2016
	01/16/2007	(3)	1,068	—	30.90	10/29/2013
	05/24/2007		14,400	—	30.40	05/24/2017
	05/12/2008		19,600	4,900	18.58	05/12/2018
	02/09/2009		15,600	10,400	8.03	02/09/2019
	12/07/2009		18,000	12,000	13.91	12/07/2019
	02/12/2010		24,000	36,000	13.81	02/12/2020
	02/16/2011		12,000	48,000	12.82	02/16/2021
	02/15/2012		—	30,000	11.67	02/15/2022

PART IV – EXECUTIVE COMPENSATION

	Option Awards(1)					Restricted Stock Awards(2)
Name	Original Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Jai Shah						84,858	1,413,734
	10/29/2003	5,000	—	27.50	10/29/2013
	07/29/2004	6,000	—	30.00	07/29/2014
	05/09/2005	6,500	—	30.75	05/09/2015
	05/09/2005	3,500	—	30.75	05/09/2015
	12/05/2005	20,000	—	30.25	12/05/2015
	07/26/2006	27,000	—	26.60	07/26/2016
	05/24/2007	27,000	—	30.40	05/24/2017
	07/25/2007	30,000	—	26.44	07/25/2017
	05/12/2008	48,000	12,000	18.58	05/18/2018
	02/09/2009	36,000	24,000	8.03	02/09/2019
	02/12/2010	24,000	36,000	13.81	02/12/2020
	02/16/2011	12,000	48,000	12.82	02/16/2021
	02/15/2012	—	30,000	11.67	02/15/2022
	08/01/2012	—	30,000	11.94	08/01/2022
John P. Lindow						53,000	882,980
	10/29/2003	14,000	—	27.50	10/29/2013
	07/29/2004	14,000	—	30.00	07/29/2014
	05/09/2005	12,000	—	30.75	05/09/2015
	07/26/2006	15,000	—	26.60	07/26/2016
	05/24/2007	20,000	—	30.40	05/24/2017
	05/12/2008	36,720	9,180	18.58	05/12/2018
	02/09/2009	25,740	18,360	8.03	02/09/2019
	02/12/2010	18,400	27,600	13.81	02/12/2020
	02/16/2011	9,200	36,800	12.82	02/16/2021
	02/15/2012	—	23,000	11.67	02/15/2022
Charles F. Greenwood						55,072	917,500
	10/29/2003	12,000	—	27.50	10/29/2013
	07/29/2004	12,000	—	30.00	07/29/2014
	05/09/2005	12,500	—	30.75	05/09/2015
	07/26/2006	14,000	—	26.60	07/26/2016
	05/07/2007	20,000	—	30.71	05/07/2017
	05/24/2007	36,000	—	30.40	05/24/2017
	05/12/2008	48,800	12,200	18.58	05/12/2018
	02/09/2009	5,600	24,400	8.03	02/09/2019
	02/12/2010	24,400	36,600	13.81	02/12/2020
	02/16/2011	12,200	48,800	12.82	02/16/2021
	02/15/2012	—	30,500	11.67	02/15/2022

(1)	Stock options (other than restoration options; see Note 3) vest in equal annual installments of 20% commencing in the year following the year of grant.

(2)

Restricted stock awards granted in 2010 and after vest in equal annual installments of 20%. Restricted stock awards granted prior to 2010 vest in equal annual installments of 10%; however, the number of shares that vest annually is adjusted when the participant turns age 66 so that awards are fully vested by the end of the year in which the participant turns 70.

(3)

These stock options are restoration options, which are exercisable in full six months and one day after the grant date. The granting of restoration options was permitted under the 1991 Plan but has been discontinued under the 2005 Plan, other than restoration options resulting from the exercise of outstanding options awarded under the 1991 Plan. Restoration options are granted when a participant exercises an eligible option and pays the exercise price fully or in part by delivering shares of our common stock or by attesting to the ownership of such shares. The restoration option is equal to the number of shares delivered by the participant and does not increase the number of shares covered by the original option. The exercise price of the restoration option is the fair market value of our common stock on the date of its grant (which is the date the underlying option is exercised).

PART IV – EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

The following table shows the number of shares acquired, and the value realized, by each of our named executive officers during 2012, in connection with the vesting of stock options and restricted stock previously awarded to them.

2012 Option Exercises and Stock Vested

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy Wadhams	—	—	92,346	1,153,487
John G. Sznewajs	—	—	19,179	350,770
Gregory D. Wittrock	—	—	8,283	152,948
Jai Shah	—	—	10,869	201,906
John P. Lindow	—	—	8,466	159,243
Charles F. Greenwood	10,396	234,813	8,770	161,242

Retirement Plans

We maintain tax-qualified defined contribution and defined benefit retirement plans for our employees, including our named executive officers. We also maintain a non-qualified Benefits Restoration Plan (“BRP”), which enables highly compensated employees to obtain the full financial benefits of the tax-qualified plans, notwithstanding various limitations imposed on them under the Code. Substantially all of our defined benefit pension plans were frozen for future benefit accruals effective January 1, 2010. Consequently, the defined benefit pension benefits accrued for each of our named executive officers are essentially fixed.

Defined Contribution Plans

Our defined contribution plans include a tax-qualified 401(k) Savings Plan and a tax-qualified Profit Sharing Plan. We match employee contributions to the 401(k) Savings Plan of 100% of the first 4% of an employee’s compensation deferred into the plan. Our contributions to the Profit Sharing Plan are guided by the earnings per share performance target used to determine annual performance-based restricted stock awards and cash bonuses. The Organization and Compensation Committee has established our maximum contribution percentage at 10% of each participant’s annual earnings (base salary and cash bonus) if we achieve the maximum performance level under the incentive schedule. Employees become 100% vested in their profit sharing amounts after completing three years of employment with us. All of our named executive officers are 100% vested in their profit sharing amounts.

Under the defined contribution portion of our non-qualified BRP, we make book account allocations for highly compensated employees, including our named executive officers, reflecting 401(k) Savings Plan employer match (in 2012, for contributions up to $17,000) and Profit Sharing Plan contribution amounts that otherwise exceed the Code’s limitations, together with amounts reflecting pro-forma earnings (or losses) on participants’ accounts. Because the BRP is not a tax-qualified plan, these allocations are maintained in book entry form in a Company account in each participant’s name and are not funded. The pro-forma earnings or losses are posted to the BRP book entry accounts based on the performance reported by the several mutual fund offerings chosen by each participant. Following a participant’s termination of employment, the BRP benefit is paid by us in a lump sum. Distributions from the Profit Sharing Plan are made through a trust and may be paid in a lump sum or in installments. The Profit Sharing Plan also permits distributions after a participant reaches age 59 1/2 and prior to termination of employment.

PART IV – EXECUTIVE COMPENSATION

The columns in the following table show, for each named executive officer, (A) the amount of the book entry allocation to his BRP account made by us for 2012; (B) the amount of pro-forma earnings posted to his account in 2012; (C) the aggregate amount of all withdrawals, distributions or segregations from his account during 2012; and (D) the account’s ending balance at December 31, 2012.

2012 Non-Qualified Deferred Compensation

(Defined Contribution Portion of the Benefits Restoration Plan)

	A	B	C	D
Name	Masco Allocations for 2012 ($)(1)	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2012 ($)(2)
Timothy Wadhams	61,750	44,218	—	494,007
John G. Sznewajs	27,440	17,026	—	140,023
Gregory D. Wittrock	16,950	9,021	—	74,054
Jai Shah	11,049	7,055	—	68,019
John P. Lindow	1,130	2,594	—	25,739
Charles F. Greenwood	9,040	4,742	—	59,040

(1)	Amounts in this column are included in “All Other Compensation” in the 2012 Summary Compensation Table.

(2)

The following amounts included in this column were previously reported as compensation in our Summary Compensation Table for 2010 and 2011: $49,046 in 2010 and $56,350 in 2011 for Mr. Wadhams; $23,000 in 2010 and $22,405 in 2011 for Mr. Sznewajs; $15,457 in 2011 for Mr. Wittrock; $6,830 in 2011 for Mr. Lindow; and $30,346 in 2010 and $13,111 in 2011 for Mr. Greenwood.

We offer no other plans of deferred compensation that would permit the election of deferrals of cash compensation by our named executive officers.

Defined Benefit Pension Plans

Our frozen defined benefit pension plans are the tax-qualified Masco Corporation Pension Plan (the “Pension Plan”) and a non-qualified SERP for Messrs. Wadhams and Sznewajs. We also maintain a portion of the non-qualified BRP applicable to the Pension Plan for highly compensated employees, including our named executive officers.

Masco Corporation Pension Plan and BRP

The Pension Plan and BRP provide that at normal retirement age (65), participants receive an annual payment for the remainder of their life, with five years’ payments guaranteed. Employees became 100% vested in their pension benefit after completing five years of employment with us. The benefits are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are also payable under a prior affiliate’s plan. All of our named executive officers are 100% vested in their Pension Plan and BRP benefits. Other than Messrs. Sznewajs, Shah and Lindow, who are younger than 55, each of the named executive officers is eligible for a reduced early retirement benefit. If a participant retires and commences payments at age 55, his or her benefit would be reduced by one-half; if he or she retires and commences payments at age 60, the benefit would be reduced by one-third. The maximum credited service under the Pension Plan and the defined benefit portion of the BRP was 30 years. A participant who has ten or more years of service with us is eligible to receive a disability benefit equal to the participant’s accrued benefit. Benefits accrued under the Pension Plan and the portion of the BRP applicable to the Pension Plan were frozen as of January 1, 2010.

PART IV – EXECUTIVE COMPENSATION

Supplemental Executive Retirement Plan

Messrs. Wadhams and Sznewajs are participants in the frozen SERP. SERP benefits are not provided to Messrs. Wittrock, Greenwood, Shah and Lindow. SERP participants receive an annual payment for life of an amount up to 60% of the average of their highest three years’ cash compensation (base salary plus annual cash bonus, up to 60% of that year’s maximum bonus opportunity) earned on or before January 1, 2010. SERP payments are offset by amounts payable under the Pension Plan and the Profit Sharing Plan balance as of January 1, 2010 and the portions of the BRP applicable to those plans, and, in most cases, by retirement benefits payable to the SERP participant by other employers. Benefits under the SERP are not payable in a lump sum, other than in the case of a change in control or alternate change in control.

The maximum benefit under the SERP accrues after 15 years, limited to service accrued at January 1, 2010. When the SERP was frozen on January 1, 2010, Mr. Wadhams was fully accrued and fully vested in his benefit, and Mr. Sznewajs’ accrual of 52% was frozen and is now 50% vested. Mr. Sznewajs will not be fully vested in his frozen SERP benefit unless he continues to be employed with us until he is age 55, or we have a change in control.

SERP benefits are not payable to a terminated participant until age 65, provided no change in control or alternate change in control has occurred. Participants must refrain from activities negatively impacting our business following termination of employment in order to continue to receive SERP benefits.

The SERP provides a disability benefit for participants who have been employed by us at least two years and who become disabled while employed by us. The disability benefit is paid until the earlier to occur of death, recovery from disability or age 65, is offset by payments from long-term disability insurance we have paid for, and is equal to 60% of the participant’s annual salary and bonus (up to 60% of the maximum bonus opportunity) as of January 1, 2010. At age 65, payments revert to a calculation based on the highest three-year average compensation as of January 1, 2010.

Under the SERP, participants and their spouses may also receive medical benefits.

A change in control or alternate change in control accelerates full vesting, may accelerate the payment of benefits (calculated on a present value basis), and may result in payment of an amount for any related excise taxes, as discussed below under “Payments Upon Change in Control.”

The present value of SERP payments to be made to our participating named executive officers is set forth in the “2012 Pension Plan Table.” A surviving spouse will receive reduced benefits.

PART IV – EXECUTIVE COMPENSATION

Pension Plan Table

The 2012 Pension Plan Table below shows the estimated present values on December 31, 2012 of accumulated benefits for each of our named executive officers under the Pension Plan, the defined benefit portion of the BRP (other than for Mr. Lindow) and, for Messrs. Wadhams and Sznewajs, the SERP. These plans were frozen as of January 1, 2010. As described above, amounts payable under the SERP are offset by amounts payable under the Pension Plan and the defined benefit portion of the BRP, and the SERP amounts shown in the table below reflect these offsets. The amounts for the SERP have also been reduced by the December 31, 2009 benefits under the Profit Sharing Plan and defined contribution portion of the BRP, and by the estimated amounts payable by prior employers, as described above, but these offsets are not separately shown.

2012 Pension Plan Table

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefits ($)(2)
Timothy Wadhams	Pension Plan	30	371,366
	Defined Benefit Portion — BRP	30	2,677,026
	SERP	15	13,185,862

John G. Sznewajs	Pension Plan	13	223,040
	Defined Benefit Portion — BRP	13	207,608
	SERP	13	2,226,398

Gregory D. Wittrock	Pension Plan	30	991,806
	Defined Benefit Portion — BRP	30	140,385

Jai Shah	Pension Plan	6	107,066
	Defined Benefit Portion — BRP	6	24,434

John P. Lindow	Pension Plan	12	196,616

Charles F. Greenwood	Pension Plan	17	559,729
	Defined Benefit Portion — BRP	17	77,909

(1)

Reflects credited service through January 1, 2010, the date on which our defined benefit pension plans were frozen, for years of employment with us, our subsidiaries or certain of our prior affiliates and their subsidiaries. Credited service under the SERP includes service through January 1, 2010 only with us and businesses in which we had a 50% or greater interest. Mr. Wadhams was employed by us for eight years and by a prior affiliate for 17 years before returning to us in 2001. When Mr. Wadhams rejoined us in 2001, we agreed to credit him with full vesting in the maximum 60% benefit in the SERP, and to guarantee his retiree medical benefits and the offset to the SERP which would otherwise arise from his prior employer. We have not otherwise granted additional accruals to any of the named executive officers in any of these retirement plans, and none of these plans provides for personal contributions or additional income deferral elections.

(2)

Amounts in this column were calculated as of December 31, 2012 using the normal form of benefit payable under each plan using (a) base pay only for the Pension Plan and BRP, (b) base pay plus cash bonus for the SERP, and (c) the same discount rates and mortality assumptions as described in the notes to financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Although SEC disclosure rules require a present value calculation, none of these plans (other than the SERP and the BRP, in the event of a change in control or alternate change in control) provides benefits in a lump sum.

PART IV – EXECUTIVE COMPENSATION

Payments Upon Change in Control

We do not have employment agreements or change in control agreements with any of our named executive officers. If we experienced a change in control, our named executive officers could receive lump-sum payments of benefits under the BRP and, in the cases of Messrs. Wadhams and Sznewajs, under the SERP that otherwise would be paid over time. Additionally, these two plans and the Long Term Incentive Plan provide that all participants, including the named executive officers, could receive accelerated vesting and reimbursement (limited, for equity grants, to those made prior to 2012) in the case of imposition of excise tax upon a change in control. Upon a change in control, Mr. Sznewajs’ frozen SERP accrual of 52% would not change, but his vesting in this benefit would advance from 50% to 100%. None of these plans provides for additional accrual of benefits in the case of change in control or alternate change in control.

A “change in control” under the SERP and the BRP occurs if, during any 24-month period (or, for an “alternate change in control,” any 12-month period), the individuals who were incumbent directors at the beginning of the period cease for any reason to be a majority of the Board of Directors. Individuals who became directors after the beginning of the period with the approval of at least two-thirds (or a majority for an “alternate change in control”) of the incumbent directors are considered as incumbents. However, regardless of any such approval, individuals will not be considered incumbent if they become directors within one year after unauthorized tender offers for, or acquisitions of, 25% (or 30% for an “alternate change in control”) or more of the combined voting power of all of our outstanding voting securities or, in the case of the Long Term Incentive Plan, as a result of actual or threatened election contests not by or on behalf of the Board. The definition of “change in control” under the Long Term Incentive Plan is otherwise identical to the definition of this term in the SERP and BRP.

The following table sets forth the values of all payments (other than from our tax-qualified retirement plans) assuming a change in control or alternate change in control had occurred on December 31, 2012.

Payments Upon a Change in Control

Name	Cash ($)	Equity ($)(1)	SERP and BRP Payments ($)(2)	Perquisites ($)	Excise Tax Reimbursement ($)(3)	Other ($)	Total ($)
Timothy Wadhams	—	15,120,866	17,708,036	—	—	—	32,828,902
John G. Sznewajs	—	3,464,225	2,593,987	—	—	—	6,058,212
Gregory D. Wittrock	—	1,274,886	239,711	—	—	—	1,514,597
Jai Shah.	—	2,199,074	103,130	—	—	—	2,302,204
John P. Lindow	—	1,376,169	26,869	—	—	—	1,403,038
Charles F. Greenwood	—	1,571,969	150,850	—	—	—	1,722,819

(1)

A change in control would trigger vesting of unvested restricted stock and stock option awards, the total value of which is shown in this column. This column is comprised of the incremental values for vestings of restricted stock (as shown in the last column of the “2012 Outstanding Equity Awards at Fiscal Year-End” table above), plus the incremental values for vesting of stock options (based on our closing stock price of $16.66 on December 31, 2012): $8,754,864 for Mr. Wadhams; $1,555,705 for Mr. Sznewajs; $559,372 for Mr. Wittrock; $785,340 for Mr. Shah; $493,189 for Mr. Lindow; and $654,469 for Mr. Greenwood.

(2)

Amounts calculated for both the SERP and the BRP utilize the discount rates and mortality assumptions equal to the Pension Benefit Guarantee Corporation discount rates for lump sums in plan terminations, as in effect four months prior to the change in control or alternate change in control, and the UP-1984 mortality table (both of which differ from the rates and assumptions used to calculate the lump sums set forth in the Pension Plan Table). If a change in control occurs that does not meet the narrower “alternate change in control” definition, lesser lump sum values (reflecting the portion of benefits not subject to Code Section 409A) would be payable, and the portion of benefits subject to Section 409A would not be paid in a lump sum but would be paid over time, as if such event had not occurred. Prior to 2008 the BRP had no change in control provision; it was amended to provide that any change in control would result in funding a trust, but the indicated lump sum benefits would be payable only upon the occurrence of an “alternate change in control,” whereas in

PART IV – EXECUTIVE COMPENSATION

the case of the more broadly-defined “change in control,” benefits would not be paid in a lump sum, but would be paid over time, as if such event had not occurred. Amounts in this column also include amounts shown in columns A and D in the “2012 Non-Qualified Deferred Compensation” table above.

(3)

Excise tax reimbursements apply only to agreements and equity grants entered into prior to 2012. At December 31, 2012, no individual’s payments would have exceeded applicable limits in the Code for parachute payments; therefore, no amounts are shown in this column.

Payments Upon Retirement, Termination, Disability or Death

Retirement Plans and Long-Term Disability Policy

Upon retirement at or after age 65, or if voluntary or involuntary termination of employment had occurred on December 31, 2012, all of our named executive officers would be fully vested in the present value of accumulated benefits shown in the last column of the “2012 Pension Plan Table” above, as well as the amounts in columns A and D in the “2012 Non-Qualified Deferred Compensation” table above, and benefits would become payable under the plans, as described above. In the case of voluntary or involuntary termination of employment, however, the amount payable to Mr. Sznewajs under the SERP, as shown in the 2012 Pension Plan Table, would have been reduced by 50% to his vested benefit. The values shown in the 2012 Pension Plan Table would be paid on a monthly basis and not as lump sum payments. All payments referred to above would be made by us, other than Pension Plan payments, which would be made from the trust established pursuant to the Pension Plan.

If disability had terminated employment of any of our named executive officers on December 31, 2012, under our long-term disability plan he would receive a maximum benefit of $144,000 per year, payable from our long-term disability insurance policy. In addition, each named executive officer would have received a BRP disability benefit with respect to the underlying Pension Plan, plus, for Messrs. Wadhams and Sznewajs the SERP disability benefit described above under “Supplemental Executive Retirement Plan” which, after reduction by the insured long-term disability benefit, would have resulted in a disability benefit with a present value of $14,685,930 for Mr. Wadhams; $6,685,076 for Mr. Sznewajs; $202,522 for Mr. Wittrock; $79,068 for Mr. Shah; $26,869 for Mr. Lindow; and $129,693 for Mr. Greenwood. The disability benefit would terminate upon the earliest of death, recovery from disability or age 65, at which time the applicable retirement, termination or death benefits would become effective.

Discretionary medical benefits under the SERP, assuming the participant retired at age 65, became disabled, or terminated employment with at least an 80% vested SERP benefit, would have a present value on December 31, 2012 of $650,954 for Mr. Wadhams and $415,169 for Mr. Sznewajs.

If a named executive officer died, his surviving spouse would receive an annual pension benefit. The benefit is equal to (i) amounts payable under our Pension Plan and the portion of the BRP applicable to the Pension Plan (actuarially adjusted for any optional coverage effective under these plans), plus (ii) distributions from the Profit Sharing Plan and the portion of the BRP applicable to the 401(k) Savings Plan and the Profit Sharing Plan (amounts described in (i) and (ii) are, collectively, the “offsets”), plus, (iii) for Messrs. Wadhams and Sznewajs 45% and 39%, respectively, of his SERP benefit, reduced by the offsets. If a named executive officer has no surviving spouse, his beneficiary (if applicable) would receive the amounts described in (i) and (ii) above. The present values on December 31, 2012 of payments that we would have made from the BRP and (for Messrs. Wadhams and Sznewajs) from the SERP if one of our named executive officers had died on that date were: $11,655,236 for Mr. Wadhams; $5,878,644 for Mr. Sznewajs; $158,459 for Mr. Wittrock; $89,559 for Mr. Shah; $26,869 for Mr. Lindow; and $105,153 for Mr. Greenwood.

Equity Plans

Absent an agreement for post-termination extended vesting, voluntary or involuntary (with or without cause) termination of employment would result in forfeiture to us of all of a named executive officer’s unvested restricted stock awards and unvested stock options. Vested stock options remain exercisable for 30 days, in the

PART IV – EXECUTIVE COMPENSATION

case of voluntary termination, or three months, in the case of involuntary termination (with or without cause), but not beyond the originally-specified exercise period. Vested options exercisable on December 31, 2012 are shown in the second column of the “2012 Outstanding Equity Awards at Fiscal Year-End” table above. If these vested options had been exercised at a termination date of December 31, 2012 based on our closing stock price of $16.66 on that date, the value of such options would have been $5,782,176 for Mr. Wadhams; $1,027,470 for Mr. Sznewajs; $298,608 for Mr. Wittrock; $425,160 for Mr. Shah; $309,904 for Mr. Lindow; and $164,716 for Mr. Greenwood. We retain the right to terminate unexercised options that vested within two years prior to termination and to recover the after-tax proceeds for exercises of options that vested within two years prior to termination.

In the case of disability or death, whether before or after normal retirement date, all restrictions on restricted shares would lapse. Disability or death would cause all unvested stock options to become exercisable; in the case of disability, for the maximum period of time allowed under the original awards, and in the case of death, for up to a year, but not beyond any originally-specified exercise period. If death or disability had occurred on December 31, 2012, the value of restricted shares and options vesting (assuming exercise of the options) at such date, would be as shown in the “Equity” column and in Note 1 in the “Payments Upon Change in Control” table above.

By design, our restricted stock and stock option awards do not vest upon retirement. Instead, following retirement, equity awards generally continue to vest in accordance with the remaining vesting period. Notwithstanding the foregoing, there are no termination or change in control provisions in our equity plans applicable to our named executive officers that are unavailable generally to salaried employees participating in such plans.

Other Arrangements

As noted above in the “Compensation Discussion and Analysis,” it is our general policy not to enter into employment or severance contracts. On an individually-negotiated basis we may enter into severance arrangements or arrangements for a named executive officer’s services following termination of employment. Such arrangements may include continued vesting of restricted stock or options that would otherwise be forfeited, as well as provisions restricting competitive activities following termination.

PART V – AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling the Board’s responsibility for oversight of the integrity of our financial statements, the effectiveness of our internal controls over financial reporting, the qualifications, independence and performance of our independent registered public accounting firm (“independent auditors”), the performance of our internal audit function, our compliance with legal and regulatory requirements, and compliance by our employees and officers with our Code of Business Ethics. Management is responsible for the accuracy of our financial statements and our reporting process, including our system of internal controls over financial reporting. In discharging its oversight responsibilities, the Audit Committee reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2012 and our processes to ensure the accuracy of our financial statements.

The Audit Committee obtained from our independent auditors, PricewaterhouseCoopers LLP (“PwC”), the written disclosures and letter required by the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence. The Audit Committee discussed with PwC any relationships that may impact PwC’s objectivity and independence and satisfied itself as to PwC’s independence. The Audit Committee confirmed that PwC’s provision of non-audit services to us did not impair their independence. The Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, vol. 1 AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, regarding communication with the Audit Committee. The Audit Committee also met with PwC independent of management.

Based on the reviews and discussions with management and the independent auditors described above, the Audit Committee recommended to the Board of Directors that our financial statements as of and for the year ended December 31, 2012 be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC . The Audit Committee also reappointed PwC as our independent registered public accounting firm, which stockholders are being asked to ratify.

J. Michael Losh, Chairman
Dennis W. Archer
Thomas G. Denomme
Donald R. Parfet
Lisa A. Payne
John C. Plant

PART V – AUDIT COMMITTEE MATTERS

PRICEWATERHOUSECOOPERS LLP FEES

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to us by our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), for the years ended December 31, 2012 and 2011 were (in millions):

	2012	2011
Audit Fees	$8.6	$8.8
Audit-Related Fees	.3	.3
Tax Fees	1.5	1.5
All Other Fees	*	*

Total	$10.4	$10.6

*	Aggregate amount was less than $50,000

The Audit Fees for the years ended December 31, 2012 and 2011 were for professional services rendered for audits and quarterly reviews of our consolidated financial statements, audits of our internal controls over financial reporting, statutory audits, issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

The Audit-Related Fees for services rendered during the years ended December 31, 2012 and 2011 were for professional services rendered for employee benefit plan audits, due diligence related to acquisitions and dispositions, audits not required by law, and consultations concerning the assessment of internal controls over financial reporting.

Tax Fees for services rendered during the years ended December 31, 2012 and 2011 were for services related to tax return preparation, tax planning, and tax advice related to reorganizations, divestitures and transfer pricing programs.

All Other Fees for services rendered during the years ended December 31, 2012 and 2011 were for miscellaneous services rendered.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy requiring its annual review and pre-approval of all audit services and permitted non-audit services to be performed by PwC. The Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by PwC that are not encompassed by the Audit Committee’s annual pre-approval and not prohibited by law. The Audit Committee has delegated to the Chairman of the Audit Committee the approval authority, on a case-by-case basis, for services outside or in excess of the Audit Committee’s aggregate pre-approved levels and not prohibited by law, provided that the Chairman shall report any such decisions to the Audit Committee at its next regular meeting. All of the services referred to in the table above for 2012 were pre-approved by the Audit Committee and none of the services approved by the Audit Committee during 2012 were under the de minimis exception to pre-approval contained in the applicable rules of the SEC.

PART VI – PROPOSALS

PROPOSAL 1:

ELECTION OF CLASS I DIRECTORS

The term of office of the Class I directors, who are Dennis W. Archer, Thomas G. Denomme, Lisa A. Payne and Donald R. Parfet, expires at this meeting. Mr. Denomme, who has reached our Board’s retirement policy age of 72, will serve until his term expires at the Annual Meeting, at which time the number of directors on our Board will be reduced to nine and the number of Class I directors to three.

The Board proposes the re-election of Mr. Archer and Ms. Payne and the election of Donald R. Parfet, who joined the Board in December 2012, to serve as Class I directors. The term of the Class I directors elected at this Annual Meeting will expire at the Annual Meeting of Stockholders in 2016, or when their respective successors are elected and qualified.

Mr. Parfet was recommended for consideration as a nominee for director by one of our independent directors. The Board has determined that Mr. Parfet is independent under the independence requirements of applicable law, Masco’s independence standards and the New York Stock Exchange.

The Board of Directors expects that the persons named as proxy holders on the proxy card will vote the shares represented by each proxy for the election of each director nominee unless a contrary direction is given. If, prior to the meeting, a nominee is unable or unwilling to serve as a director, which the Board of Directors does not expect, the proxy holders may vote for such alternate nominee, if any, as may be recommended by the Board of Directors, or the Board may reduce its size.

Information regarding each of our director nominees is set forth above in “Part III – Board of Directors.”

The Board of Directors recommends a vote FOR the election to the Board of Directors of each of the following Class I director nominees:

Name	Age	Director Since	Occupation

Dennis W. Archer	71	2004	Chairman and CEO of Dennis W. Archer PLLC and Chairman Emeritus, Dickinson Wright PLLC.

Donald R. Parfet	60	2012	Managing Director, Apjohn Group, LLC and General Partner, Apjohn Ventures Fund, Limited Partnership

Lisa Payne	54	2006	Vice Chairman and CFO of Taubman Centers, Inc.

PART VI – PROPOSALS

PROPOSAL 2:

ADVISORY VOTE TO APPROVE THE COMPENSATION

OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote approving the compensation paid to our named executive officers (whom we refer to as “executive officers” in this Proposal 2) as disclosed in this proxy statement. We believe the structure of our executive compensation programs promotes the long-term interests of our stockholders by attracting and retaining talented executives and motivating them to achieve our business objectives and to create long-term value for our stockholders.

At our 2012 Annual Meeting, we submitted a non-binding advisory proposal to our stockholders to approve the compensation paid to our executive officers (a “say-on-pay proposal”). Approximately 95% of the votes cast on our say-on-pay proposal approved the compensation paid to our executive officers. We believe that this strong approval showed support for the changes adopted in 2011 by our Organization and Compensation Committee. These changes include significantly reducing our executive officers’ stock option opportunity and introducing a new Long Term Cash Incentive Program (“LTCIP”) based on return on invested capital performance over a three-year period; eliminating the excise tax gross-up feature on all equity grants beginning in 2012; increasing our CEO’s stock ownership requirement to six times base salary; and implementing double-trigger vesting of equity on a change in control.

Our executive officers’ 2012 compensation opportunities reflect these changes. In 2012, we continued to communicate with our largest stockholders on a broad range of executive compensation and governance topics. Taking this feedback and current best practices into consideration, the Committee strengthened our clawback policy to provide that if we restate our financial statements, other than as a result of changes to accounting rules or regulations, the Committee may recover incentive compensation from current or former executives that was paid or granted during the three-year period preceding the date of restated financial results, regardless of whether misconduct caused the restatement.

Our compensation programs reward our executive officers to a significant degree based on our performance. Accordingly, each executive officer’s potential performance-based compensation represents a significant percentage of his total annual target compensation. In 2012, the percentage of total target compensation (defined as annual base salary, target cash bonus opportunity, target restricted stock opportunity, target opportunity under the LTCIP, and the value of stock options) that was performance-based was approximately 87% for our CEO and 72% for our other executive officers. Our performance in 2012 improved compared to 2011. Consistent with our commitment to pay-for-performance, the compensation we paid to our executive officers increased, as our executive officers earned restricted stock awards and cash bonuses based on our achievement of our 2012 earnings per share and cash flow performance metrics.

In addition to our emphasis on pay-for-performance, we believe that having a significant ownership interest in our stock is critical to aligning the interests of our executive officers with the long-term interests of our stockholders. Accordingly, equity grants in the form of restricted stock awards and stock options are an important component of compensation for our executive officers.

Our executive compensation programs also incorporate many best practices, as follows:

•	We require minimum levels of stock ownership by our executives;

•	We prohibit excise tax gross-up payments;

•	We have adopted double-trigger change of control provisions for our equity awards;

•	Our compensation mix is weighted toward long-term incentives;

PART VI – PROPOSALS

•	Our restricted stock and stock option awards have five-year vesting schedules, longer than current market practice;

•	We employ an annual market analysis of executive compensation relative to peer companies and published survey data for comparably-sized companies;

•	We provide limited perquisites to our executive officers;

•	We prohibit derivative trading in our stock;

•	We have no employment agreements, change in control agreements or contractual severance agreements with our executive officers;

•	Our equity plan prohibits the repricing of options; and

•	Our Organization and Compensation Committee, comprised exclusively of independent directors, uses tally sheets and analyzes risk in setting executive compensation.

For the reasons discussed above, the Board recommends a vote FOR the following resolution providing an advisory approval of the compensation paid to our named executive officers:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this proxy statement, is hereby approved.

Although the vote on this proposal is advisory and non-binding, the Organization and Compensation Committee and the Board will review and consider the result of the vote when making future determinations regarding our executive compensation programs. The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the approval of the foregoing resolution. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the approval of the resolution.

PART VI – PROPOSALS

PROPOSAL 3:

RATIFICATION OF SELECTION OF

INDEPENDENT AUDITORS

The Audit Committee has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our financial statements for the year 2013, and believes it appropriate to submit its selection for ratification by stockholders.

Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions. If the selection of PwC is not ratified, the Audit Committee will consider selecting another independent registered public accounting firm as our independent auditors.

The affirmative vote of a majority of the votes cast by shares entitled to vote is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the ratification of the selection of independent auditors.

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year 2013.

PART VI – PROPOSALS

PROPOSAL 4 :

APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION

AND BYLAWS TO DECLASSIFY OUR BOARD OF DIRECTORS

Our Board of Directors is currently divided into three classes, the members of which are elected by our stockholders for three year terms. At our 2012 Annual Meeting, the holders of a majority of our outstanding shares of common stock voted in favor of a non-binding stockholder proposal for our Board to take the necessary steps to declassify our Board. Our Board and our Corporate Governance and Nominating Committee (the “Governance Committee”) have carefully considered the broad shareholder support for declassification, as well as arguments in favor of declassification, including the increasing number of large companies that provide for annual election of directors, and stockholders’ perspectives that annual elections improve director accountability.

Our Board and our Governance Committee have also carefully considered arguments in favor of keeping a classified board. These arguments include:

•

Protecting Stockholder Value. In light of the extended downturn in the housing market, we do not believe that our stock price fairly reflects our long-term value. Accordingly, we are concerned about opportunistic takeover attempts while our stock is trading below historic norms. The Board believes it is important to have a governance structure that provides protection against control attempts by stockholders seeking short-term gains at the expense of long-term strategic developments. We believe a classified board reduces our vulnerability to hostile and potentially abusive takeover tactics and places the Board in a better negotiating position that would benefit all stockholders, if we were faced with a takeover offer. While a classified board does not preclude a takeover attempt, it provides the Board with time and opportunity to evaluate any takeover proposal, and the ability to negotiate on behalf of all stockholders and weigh alternatives to maximize long-term stockholder value.

•

Stability and Continuity with Accountability. A classified Board structure allows for continuity and stability, without sacrificing director accountability, by ensuring that a majority of our directors has substantial knowledge regarding our Company, our business and our strategic goals. Directors who have experience with us and deep knowledge about our business are valuable resources and, we believe, are better positioned to make the fundamental decisions that are best for us and our stockholders. Insuring stability is particularly important given the majority vote provisions contained in our Bylaws, under which directors who do not receive a majority of the votes cast must tender their resignations. Directors serving on a classified board remain accountable to stockholders, as they owe the stockholders fiduciary duties, serve with other directors who will stand for election at the next annual meeting and will themselves stand for election every third year. This accountability is further enhanced by our majority vote provisions.

•

Independence. Electing directors to three-year terms can be viewed as enhancing the independence of non-management directors by providing them with a longer term of office, thereby insulating them from pressures from special interest groups that might have an agenda contrary to the long-term interests of our stockholders.

After considering the factors for and against declassification, our Board believes that permitting stockholders to vote on declassification is consistent with our stockholders’ expectations and our ongoing commitment to corporate governance best practices. Accordingly, our Board believes our stockholders should have the opportunity to consider and vote on proposed amendments to our Certificate of Incorporation and Bylaws which, if approved as described below, would declassify our Board.

The Board recommends a vote FOR the proposal to amend our Certificate of Incorporation and our Bylaws to declassify our Board.

PART VI – PROPOSALS

Proposed Amendments

The Board of Directors is submitting for your consideration amendments to our Certificate of Incorporation and our Bylaws to provide for the phased elimination of our classified board.

The text of the proposed amendments, which would replace clause (a) of the SEVENTH Article of the Certificate of Incorporation and the first paragraph of Article II, Section 2.01 of the Bylaws, is attached as Appendix A to this proxy statement. If the proposed amendments are adopted, beginning in 2014, directors whose terms expire will stand for election for one-year terms, as further described under “Impact on Future Elections” below.

Required Vote

For the proposed amendments to become effective, this proposal must receive the affirmative vote of stockholders holding at least 80% of the outstanding shares entitled to vote at the Annual Meeting. If the proposal is approved by the required stockholder vote, our Board will amend our Certificate of Incorporation and Bylaws as set forth in Appendix A. If the proposal does not receive this level of stockholder approval, our Certificate of Incorporation and Bylaws will not be amended and our Board will continue to be classified.

Impact on Future Elections

The adoption of the proposed amendments would not shorten the terms to which our stockholders have previously elected directors. Accordingly, directors elected at this year’s Annual Meeting would serve for a three-year term expiring at the 2016 Annual Meeting, and directors currently serving terms that end at the Annual Meetings in 2014 and 2015 would continue to serve for such terms. If the proposed amendments are approved, all directors would be elected on an annual basis beginning with the 2016 Annual Meeting. In all cases, each director would hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal, and vacancies that occur during the year could be filled by the Board with directors who would serve until the end of the predecessor director’s original term. Until the 2016 Annual Meeting, when the Board is no longer classified, directors may be removed only for cause. Thereafter, directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

PART VI – PROPOSALS

PROPOSAL 5:

APPROVAL OF THE PERFORMANCE METRICS

FOR PERFORMANCE-BASED COMPENSATION

INTENDED TO QUALIFY UNDER

INTERNAL REVENUE CODE SECTION 162(m)

We are seeking stockholder approval of the performance metrics set forth below for performance-based compensation paid or granted under our 2005 Long Term Stock Incentive Plan (the “2005 Plan”). Stockholder approval of the performance metrics would help preserve our ability to deduct for income tax purposes compensation associated with future performance-based awards made to certain executives.

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the amount that a publicly-held company can deduct for compensation in excess of $1 million paid in a given year to its chief executive officer and its three other most highly-compensated officers other than the chief financial officer. Qualified performance-based compensation that meets certain requirements is not counted against the $1 million deductibility cap. Performance awards granted under our 2005 Plan may constitute qualified performance-based compensation if the payment, retention or vesting of the award is subject to the achievement during a performance period of the performance goals established by our Organization and Compensation Committee (the “Committee”) using one or more of the performance metrics approved by stockholders. The Committee retains the discretion to set the level of performance for a given performance metric under a performance-based award. In order for awards to qualify as performance-based compensation, stockholders must approve the performance metrics, which are the material terms of the performance goals for purposes of Section 162(m), every five years.

At our 2009 Annual Meeting, stockholders approved certain performance metrics for performance-based compensation under our 2005 Plan to enable the Committee to continue to grant awards intended to qualify as performance-based compensation under Section 162(m) for which we may receive income tax deductions. We are proposing additional metrics that the Committee may use for performance-based compensation intended to qualify under Section 162(m) in order to increase our flexibility going forward as our business priorities may change. We are now asking stockholders to approve the following performance metrics for performance-based compensation under our 2005 Plan:

Earnings per share	Total shareholder return	Return on invested capital	Cash flow
Net income	Revenues	Return on assets	Working capital
Operating profit	Revenue growth	Return on equity	Working capital as a
EBIT	Gross margin	Return on sales	percent of sales
EBITDA	SG&A as a	Return on net assets	Quality Measures
	percent of sales	Return on net tangible assets	Safety Measures

Performance-based awards (other than stock options and stock appreciation rights) will, if the Committee intends any such award to qualify as performance-based compensation under Section 162(m), become earned and payable only if pre-established targets relating to any one or more of the performance metrics approved by stockholders are achieved during a performance period, as determined by the Committee and subject to the Committee’s negative discretion. If the additional performance metrics are not approved, the performance metrics currently set forth in our 2005 Plan and approved by stockholders in 2009 (net income, return on assets, revenues, total shareholder return, earnings per share, revenue on invested capital and cash flow) will remain in effect, and the Committee may continue to use them for awards intended to qualify as performance-based compensation under Section 162(m) for the period of time permitted under Section 162(m).

New Plan Benefits: Because granting performance-based awards is subject to the discretion of the Committee, the benefits and amounts that will be received or allocated based on the performance metrics in the

PART VI – PROPOSALS

future are not determinable. Under our 2005 Plan, the Committee is not authorized to increase the amount payable under any performance-based award. Performance-based awards made to our named executive officers in 2012 are described in “2012 Grants of Plan-Based Awards” above.

The approval of the performance metrics for performance-based compensation requires the affirmative vote of a majority of the votes cast by shares entitled to vote thereon. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the approval of the proposal.

The Board of Directors recommends a vote FOR approval of the performance metrics listed above for performance-based compensation intended to qualify under Section 162(m).

Equity Compensation Plan Information

We have two equity compensation plans: the 1991 Long Term Stock Incentive Plan (under which we are not making further grants), and the 2005 Long Term Stock Incentive Plan. The following table sets forth information as of December 31, 2012 concerning our two equity compensation plans, each of which was approved by stockholders. This table does not reflect grants made in 2013. We do not have any equity compensation plans that have not been approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by stockholders	22,733,993	$24.20	10,718,097

PART VII – OTHER MATTERS

2014 ANNUAL MEETING OF STOCKHOLDERS

If you wish to submit a proposal to be considered at the 2014 Annual Meeting, you must comply with the following procedures:

•

If you intend to present proposals to be included in our proxy statement for our 2014 Annual Meeting, you must give written notice of your intent to our Secretary on or before December 3, 2013 (120 calendar days prior to the anniversary of our mailing this proxy statement). The proposals must comply with SEC regulations under Rule 14a-8 for including stockholder proposals in a company’s materials.

•

If you intend to bring a matter before next year’s meeting, other than by submitting a proposal to be included in our proxy statement, we must receive notice in accordance with our Bylaws, which state that our Secretary must receive your notice no earlier than January 7, 2014 and no later than February 6, 2014. For each matter you intend to bring before the meeting, your notice must include a brief description of the business to be brought before the meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Bylaws, the language of the proposed amendment); the reasons for conducting the business at the meeting and any material interest you may have in such business; your name and address as it appears in our records; the number of shares of our common stock you own; a representation that you are a holder of record of shares of our stock entitled to vote at such meeting and you intend to appear in person or by proxy at the meeting to propose such business; and a representation as to whether you are part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding common stock required to approve or adopt such proposal, or if you intend to otherwise solicit proxies from stockholders in support of your proposal.

•

If you wish to nominate director candidates for election to the Board at the 2014 Annual Meeting, you must submit the following information required by our Certificate of Incorporation to our Secretary no later than February 16, 2014: your name and address and the name and address of the person(s) to be nominated; a representation that you are a holder of record of shares of our common stock entitled to vote at such meeting and you intend to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; a description of all arrangements or understandings between you and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) is or are to be made by you; other information regarding each nominee you are proposing, as would have been required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the nominee had been nominated by the Board of Directors; and the written consent of each nominee to serve as our director if elected. In addition, our Bylaws require that the notice of intent to make a nomination shall be accompanied by a statement whether each nominee, if elected, intends to tender, promptly following such election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon the Board of Directors’ acceptance of such resignation. Our Bylaws also state that a stockholder seeking to make a nomination before an annual meeting shall promptly provide to us any other information we reasonably request.

Any communication to be made to our Secretary as described above should be sent to:

Gregory D. Wittrock, Secretary

Masco Corporation

21001 Van Born Road

Taylor, Michigan 48180

PART VII – OTHER MATTERS

OTHER MATTERS

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote the shares represented by the proxy in their discretion with respect to such matters.

By Order of the Board of Directors,

Gregory D. Wittrock
Secretary

Taylor, Michigan

April 2, 2013

APPENDIX A

PROPOSED AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS

TO DECLASSIFY THE BOARD OF DIRECTORS

Proposed revised clause (a) of the Seventh Article of our Certificate of Incorporation:

SEVENTH: (a) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than five nor more than twelve directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. Prior to the 2016 Annual Meeting of stockholders, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. The directors whose terms expire at the 2014 annual meeting of stockholders (or such directors’ successors) shall be elected to hold office for one-year terms expiring at the 2015 annual meeting of stockholders, and for one-year terms thereafter; the directors whose terms expire at the 2015 annual meeting of stockholders (or such directors’ successors) shall be elected to hold office for one-year terms expiring at the 2016 annual meeting of stockholders, and for one-year terms thereafter; and the directors whose terms expire at the 2016 annual meeting of stockholders shall be elected to hold office for one-year terms expiring at the 2017 annual meeting of stockholders, and for one-year terms thereafter. Beginning with the 2016 annual meeting of stockholders, the classification of the Board of Directors shall cease and all directors shall be elected to hold office for one-year terms and directors shall hold office until the next annual meeting and until their successors shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. Except as otherwise required by law, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall serve for the remaining term of his or her predecessor.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock or any other class of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Designation with respect to such stock, such directors so elected shall not be divided into classes pursuant to this Article SEVENTH, and the number of such directors shall not be counted in determining the maximum number of directors permitted under the foregoing provisions of this Article SEVENTH, in each case unless expressly provided by such terms.

Proposed revised Section 2.01, paragraph 1 of our Bylaws:

Section 2.01. Qualifications and Number; Term; Vacancies. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors constituting the entire Board shall be not less than five nor more than twelve, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors whose terms expire at the 2014 annual meeting of stockholders (or such directors’ successors) shall be elected to hold office for one-year terms expiring at the 2015 annual meeting of stockholders, and for one-year terms

A-1

thereafter; the directors whose terms expire at the 2015 annual meeting of stockholders (or such directors’ successors) shall be elected to hold office for one-year terms expiring at the 2016 annual meeting of stockholders, and for one-year terms thereafter; and the directors whose terms expire at the 2016 annual meeting of stockholders shall be elected to hold office for one-year terms expiring at the 2017 annual meeting of stockholders, and for one-year terms thereafter. Beginning with the 2016 annual meeting of stockholders, the classification of the Board of Directors shall cease and all directors shall be elected to hold office for one-year terms. Directors shall be nominated and serve for such terms, and vacancies shall be filled, as provided in the Certificate of Incorporation. Until the 2016 annual meeting of stockholders, directors may be removed only for cause; thereafter, directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

A-2

Masco Corporation

Annual Meeting of Stockholders

to be held at Masco Corporation

21001 Van Born Road

Taylor, Michigan 48180

NOTE: Road construction may require an alternate route.

From Metro Airport (West)

•	Take I-94 east to Exit 204 for the Southfield Freeway/M-39.
•	Keep right at the fork and follow the signs for Pelham Road.
•	Turn left onto Pelham Road and proceed to Van Born Road.
•	Turn left onto Van Born Road and proceed to the corporate office (on the left).

From Southfield/Birmingham (North)

•	Take the Southfield Freeway to Exit 3 for Outer Drive/Van Born Road.
•	Stay on the service drive, which bears right onto Van Born Road.
•	Proceed on Van Born Road to the corporate office (on the left).

From Downtown Detroit (East)

•	Take I-94 west to Exit 204 for the Southfield Freeway/M-39/Pelham Road.
•	Follow the signs for Pelham Road and turn right onto Pelham Road.
•	Proceed on Pelham Road to Van Born Road.
•	Turn left onto Van Born Road and proceed to the corporate office (on the left).

From Toledo (South)

•	Take I-75 north to Exit 202 for Telegraph Road/US-24 north.
•	Proceed on Telegraph Road north to Van Born Road.
•	Turn right on Van Born Road and proceed to the corporate office (on the right).

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Monday, May 6, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Monday, May 6, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND   DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
1a.	Dennis W. Archer	☐	☐	☐
1b.	Donald R. Parfet	☐	☐	☐			For	Against	Abstain
1c.	Lisa A. Payne	☐	☐	☐	5.	To approve the performance metrics for performance-based compensation intended to qualify under Internal Revenue Code Section 162(m).	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.
		For	Against	Abstain
2.	To approve, by non-binding advisory vote, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related materials disclosed in the Proxy Statement.	☐	☐	☐	NOTE: In their discretion, the proxy holders are authorized to vote upon such other matters that may come before the meeting or any adjournment or postponement thereof.
3.	To ratify the selection of PricewaterhouseCoopers LLP, as independent auditors for the Company for 2013.	☐	☐	☐
4.	To amend the Company’s Certificate of Incorporation and Bylaws to declassify the Board of Directors.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

MASCO CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 7, 2013

The undersigned stockholder(s) hereby appoint(s) Timothy Wadhams and Gregory D. Wittrock, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MASCO CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. Eastern Time on Tuesday, May 7, 2013, at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, and any adjournment or postponement thereof, and to vote in his discretion on any other matters that may come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2, 3, 4 AND 5.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company or by filing with the Secretary of the Company a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company at the meeting. The undersigned hereby acknowledge(s) prior receipt of a Notice of Annual Meeting of Stockholders of the Company called for May 7, 2013 and the Proxy Statement for the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side